Execution Version

AGREEMENT AND PLAN OF MERGER

between

Westinghouse Solar, Inc.,

CBD Energy Limited,

and

CBD-WS Merger Sub, INc.

May 7, 2012

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 7, 2012 (the “Signing Date”), between Westinghouse Solar, Inc., a Delaware corporation (the “Company”), on the one hand, and CBD Energy Limited, an Australian corporation (the “Parent”), and CBD-WS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, collectively with the Parent, the “Buyer Entities”; the Buyer Entities and the Company, collectively, the “Parties”), on the other hand.

A.           Merger Sub was formed in order to implement the Merger (as defined below) as a direct subsidiary of the Parent.

B.           The Board of the Company, acting upon the recommendation of the special committee of the Board of the Company that was formed for the purpose of evaluating the Transactions, has (1) approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon and subject to the terms hereof and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (2) determined that the Merger, this Agreement, and the transactions contemplated hereby (collectively, including the Merger, the “Transactions”) are in the best interests of the Company and of its stockholders.

C.           The respective Boards of the Parent and Merger Sub have (1) each approved this Agreement and the Merger, upon and subject to the terms hereof and in accordance with the DGCL, and (2) determined that the Transactions are in the best interests of each of the Parent and Merger Sub and of their respective stockholders.

D.           In order to induce the Parent to enter into this Agreement, each Signing Date Consenting Stockholder is contemporaneously entering into a Waiver Agreement.

The Parties therefore hereby agree as follows:

Article 1

THE MERGER

Section 1.1           The Merger.

(a)          Upon the terms and subject to the conditions hereof and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will thereby cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”).

(b)          The Merger will have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers, and franchises of the Company and Merger Sub will vest in the Surviving Corporation and all of the obligations, duties, debts, and liabilities of the Company and Merger Sub will be the obligations, duties, debts, and liabilities of the Surviving Corporation.

Section 1.2           Effective Time. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company and the Parent shall jointly prepare and shall cause to be filed a certificate of merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL. The Merger will become effective on the date and at the time when the Certificate of Merger has been accepted for filing by the Secretary of State or, subject to the DGCL, such other time as is agreed upon by the Parties and specified in the Certificate of Merger (such time, the “Effective Time”).

Section 1.3           Closing. Unless this Agreement is terminated and the Transactions abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 7, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the Parties, which must be no later than the second Business Day after satisfaction or waiver (by the Party entitled to waive the condition) of all of the conditions set forth in ARTICLE 7 (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), at the offices of Reed Smith LLP, 599 Lexington Avenue, New York, NY 10022, unless the Parties agree to another time, date, or place.

Section 1.4           Certificate of Incorporation; Bylaws. Pursuant to the Merger: (a) the Company’s Certificate of Incorporation, as in effect immediately prior to the Effective Time, will become the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (b) the Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5           Directors and Officers of the Surviving Corporation; Directors of Parent.

(a)          Directors. The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b)          Officers. The officers of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

Section 1.6           Parent Board.

(a)          Prior to the Effective Time, the Parent shall take all necessary corporate action such that, upon the occurrence of the Effective Time, the Company Designated Directors are appointed as directors to serve on the Parent Board until the next regularly scheduled meeting of the Parent Common Share Holders, subject to those persons having provided a consent to act as directors of Parent.

(b)          Prior to the initial filing of the F-4, the Company shall provide written Notice to the Parent designating two individuals who will serve as the Company Designated Directors.

Article 2

EFFECT ON SECURITIES

Section 2.1           Company Capital Stock.

(a)          Effect on Company Common Stock.

(i)          At the Effective Time, subject to the other provisions of this Article 2 and Section 3.1, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will, by virtue hereof and without any action on the part of the Parent, Merger Sub, the Company, or the holder thereof, be converted into the right to receive (A) a number of Parent Common Shares equal to the Base Exchange Number, plus (B) if at the Effective Time the Closing Parent Per Share Price is less than A$0.07, then an additional number of Parent Common Shares equal to the Additional Exchange Number.

(ii)         Immediately prior to and after the Effective Time, (A) all restrictions on each share of restricted Company Common Stock then outstanding, including those issued under the Company Stock Plans (each, a “Company Restricted Share”), will, by virtue hereof and without any action on the part of the Parent, Merger Sub, the Company, or the holder thereof, lapse (other than restrictions pertaining to compliance with securities laws) and (B) each Company Restricted Share will thereby be deemed to be a fully vested share of Company Common Stock, without such restrictions. Notwithstanding anything to the contrary herein, the Company shall take all corporate action necessary to effectuate this Section 2.1(a)(ii). Each Company Restricted Share, regardless of whether it is vested or unvested and regardless of whether the restrictions have lapsed, will be included (on a one-for-one basis) in the number of Base Company Shares as of the Effective Time.

(iii)        No Parent Common Shares will be issued in respect of any shares of Company Common Stock that are held directly or indirectly by the Parent at the Effective Time. Nothing in this Section 2.1(a)(iii) will operate to increase or otherwise effect the number of shares of Parent Common Shares that are to be issued in respect of shares of Company Common Stock that are not held directly or indirectly by the Parent at the Effective Time.

(b)          Effect on Company Series B Preferred Stock. At the Effective Time, subject to the other provisions of this Article 2 and Section 3.1, each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will, by virtue hereof and without any action on the part of the Parent, Merger Sub, the Company, or the holder thereof, be converted into the right to receive one Parent Series A Preferred Share. The terms of the Parent Series A Preferred Shares as set forth in Exhibit E, which, when filed with the ASX, will reflect a Stated Value (as to be defined in the terms of the Parent Series A Preferred Shares) of $900 per Parent Series A Preferred Share and a Conversion Price (as to be defined in the terms of the Parent Series A Preferred Shares) equal to the Series B Effective Time Conversion Price divided by the Base Exchange Number. The Parent shall file the terms of the Parent Series A Preferred Shares with the ASX as of or prior to the Effective Time.

(c)          No Further Rights. All of the shares of Company Capital Stock converted into the right to receive Merger Consideration pursuant to this Article 2 automatically will no longer be outstanding, will be cancelled, and will cease to exist. Each holder of (x) a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock or Company Series B Preferred Stock or (y) non-certificated shares of Company Common Stock or Company Series B Preferred Stock represented by book entry (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such shares of Company Common Stock or Company Series B Preferred Stock, except, to the extent provided herein, the right to receive Merger Consideration in accordance with the terms hereof.

Section 2.2           Effect on Company Options and Company Warrants. Unless exercised, cancelled, exchanged, or terminated pursuant to a Company Option Contract, any Company Option outstanding at the Effective Time will remain outstanding immediately after the Effective Time, unless and until exercised, cancelled, exchanged, or terminated. Unless exercised, cancelled, exchanged, or terminated pursuant to a Warrant Contract, any Warrant outstanding at the Effective Time will remain outstanding immediately after the Effective Time, unless and until exercised, cancelled, exchanged, or terminated in accordance with its terms.

Section 2.3           Effect on Merger Sub Stock. At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub then issued and outstanding will, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company, or the holder thereof, be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Article 3

MERGER CONSIDERATION

Section 3.1           Provision of Merger Consideration.

(a)          Parent Obligations.

(i)          Prior to the Effective Time, the Parent shall enter into an exchange agent agreement, in form and substance reasonably satisfactory to the Company (the “Exchange Agreement”), with the Exchange Agent to act as agent for the facilitation of the surrender or transfer of Certificate or Book-Entry Shares formerly representing shares of Company Capital Stock and otherwise to comply with the procedures set forth in this ARTICLE 3.

(ii)         At the Effective Time and based on the shareholder registry records of the Company and its transfer agent, as provided by the Company to the Parent:

(1)         the Parent shall issue and allot to each Record Holder such number of Parent Common Shares, Parent Series A Preferred Shares, or both, as applicable, as that Record Holder is entitled to receive (either directly or based upon the number of Parent Common Shares to which each Holder on behalf of which such Record Holder holds Company Capital Stock is entitled to receive, as the case might be) as part of the Merger Consideration under ARTICLE 2 and this ARTICLE 3; and

(2)         the Parent shall enter into the register of members of the Parent the name and address of each Record Holder in respect of the aggregate number of Parent Common Shares, Parent Series A Preferred Shares, or both, as applicable, issued to such Record Holder under Section 3.1(a)(ii)(1).

(iii)        As soon as reasonably practicable following the Effective Time, the Parent shall mail to each Record Holder a holding statement setting forth the aggregate number of Parent Shares issued to such Record Holder under Section 3.1(a)(ii).

(b)          Exchange Procedures.

(i)          Promptly after the Effective Time, and in any event not later than the second Business Day following the Effective Time, the Parent shall direct the Exchange Agent, pursuant to the Exchange Agreement, to mail to each holder of record of a Certificate or Book-Entry Share formerly representing shares of Company Capital Stock: (1) a letter of transmittal (each, a “Letter of Transmittal”), which must (A) specify that delivery will be effected, and risk of loss and title to such shares will pass, only upon proper delivery or transfer of such shares to the Exchange Agent and (B) be in customary form and subject to the reasonable approval of the Company prior to the Effective Time; and (2) instructions for effecting the surrender or transfer of such Certificate or Book-Entry Share in exchange for the Merger Consideration payable in respect of the shares of Company Capital Stock represented by such Certificate or Book-Entry Share.

(ii)         Upon (1) in the case of Company Capital Stock represented by a Certificate, surrender of such Certificate for cancellation to the Exchange Agent in accordance with this Section 3.1(b), together with the return of the applicable Letter of Transmittal, properly completed and duly executed, and such other documents as might be required pursuant to the instructions set forth in such Letter of Transmittal or (2) in the case of Company Capital Stock represented as a Book-Entry Share, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent might reasonably request), and such other documents as might be required pursuant to the instructions set forth in the applicable Letter of Transmittal, the holder of such Certificate or Book-Entry Share, as the case might be, will thereby be entitled to receive in exchange therefor (x) one or more Parent Common Shares representing, in the aggregate, the whole number of Parent Common Shares, if any, that such Holder has the right to receive pursuant to Section 2.1(a) (after taking into account all shares of Company Capital Stock then held by such holder), (y) one or more Parent Series A Preferred Shares representing, in the aggregate, the whole number of Parent Preferred Shares, if any, that such Holder has the right to receive pursuant to Section 2.1(b) (after taking into account all shares of Company Capital Stock then held by such holder).

(iii)        Promptly after receipt or notification by the Exchange Agent of the surrender or transfer in accordance with Section 3.1(b)(ii), the Exchange Agent will notify the Parent and the Parent shall then send or procure the dispatch to each Holder, by pre-paid post to his or her address recorded with the Company at the Effective Time, a holding statement or notice confirming the issue of Parent Common Shares (and, if applicable, Parent Series A Preferred Shares) to that Holder representing the total number of Parent Common Shares (and, if applicable, Parent Series A Preferred Shares) to be issued to that Holder in accordance with ARTICLE 2 and this ARTICLE 3.

(iv)        No interest will be paid or accrue on any Merger Consideration that is payable to holders of Certificates or Book-Entry Shares.

(v)         If there is a transfer of ownership of shares of Company Capital Stock prior to the Effective Time that is not registered in the transfer records of the Company, then the Merger Consideration payable in respect of such shares of Company Capital Stock is to be issued or paid to the applicable transferee if (1) the Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and (2) the Person requesting such exchange pays to the Exchange Agent in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(vi)        Until surrendered or, in the case of any Book-Entry Share, transferred, as contemplated by this Section 3.1(b), each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration payable in respect of the shares of Company Capital Stock represented by such Certificate or Book-Entry Share.

(c)          Parent Common Share Rank; No Liens.

(i)          Parent Common Shares issued to Holders will be validly issued and will rank equally in all respects with existing Parent Common Shares.

(ii)         On issue, each Parent Share issued to the Holders will be fully paid and free from any mortgage, charge, lien, encumbrance, or other security interest.

(d)          Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any Certificate that has not been properly surrendered or Book-Entry Share that has not been properly transferred with respect to the Parent Shares that such holder would be entitled to receive upon proper surrender of such Certificate or transfer of such Book-Entry Share; except that, following the surrender of any such Certificate or transfer of any such Book-Entry Share, the Parent shall pay to such holder of Parent Shares issuable in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or transfer and a payment date subsequent to such surrender or transfer payable with respect to such Parent Shares. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger will be entitled to dividends or other distributions pursuant to the immediately preceding sentence as if such Parent Shares were issued and outstanding as of the Effective Time.

(e)          No Further Rights in Company Capital Stock. The Merger Consideration issued upon conversion of a share of Company Capital Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Capital Stock.

(f)          Fractional Shares. No certificates or scrip of Parent Shares, as the case might be, representing fractional Parent Shares or book-entry credit of the same will be issued; in lieu thereof, the Parent shall issue one Parent Share to the Holder that would otherwise be entitled to such fractional Parent Share.

(g)          Reserved.

(h)          No Liability. None of Parent, the Company, the Surviving Corporation, the Exchange Agent, or any other Person will be liable to any former holder of shares of Company Capital Stock for any Parent Common Shares (or dividends or distributions with respect thereto) or Parent Series A Preferred Shares (or dividends or distributions with respect hereto) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i)          Lost Certificates. If any Certificate is lost, stolen, or destroyed (any such Certificate, a “Lost Certificate”) and the Person claiming such Lost Certificate to be lost, stolen, or destroyed signs and delivers to the Exchange Agent an affidavit of that fact and, if required by the Parent, such Person posts a bond (in such reasonable amount as Parent directs) as indemnity against any claim that might be made against the Exchange Agent, the Parent, or the Surviving Corporation with respect to such Lost Certificate, then the Exchange Agent will so notify the Parent, and the Parent will issue, in exchange for such Lost Certificate, the Merger Consideration payable in respect of the shares of Company Capital Stock represented by such Lost Certificate without any interest thereon.

(j)          Withholding. Each of the Parent, the Surviving Corporation, and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant hereto to any Holder such amounts as are required to be deducted and withheld under any provision of any Law relating to Taxes with respect to the making of such payment or otherwise in connection with the transactions contemplated hereby, including Section 2.1(a)(ii). Such withheld amounts are to be treated for all purposes hereof as having been paid to such Holder.

Section 3.2           Stock Transfer Books. The Company shall cause the Company’s stock transfer books to be closed as of the Effective Time and thereafter there are to be no further registration of transfers of shares of Company Capital Stock theretofore outstanding on the Company’s records. At and after the Effective Time, any Certificates presented to the Exchange Agent or the Parent for any reason are to be converted into the Merger Consideration payable in respect of the shares of Company Capital Stock previously represented by such Certificates without any interest thereon.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer Entities as follows:

Section 4.1           Organization.

(a)          Each Company Entity is an Entity duly organized, validly existing, and in good standing in the respective jurisdiction of its organization, and each Company Entity has the requisite corporate power and authority to own, lease, or operate such Company Entity’s properties and to carry on such Company Entity’s business as it is now being conducted.

(b)          Each Company Entity is duly qualified or licensed to do business as a foreign Entity and is in good standing in each jurisdiction in which such qualification or licensing is required, except for any failures to be so qualified or licensed, individually or in the aggregate, that have not had, and would not be reasonably likely to have or result in, a Company Material Adverse Change.

(c)          The Company has delivered or made available to the Parent a complete and correct copy of each Company Entity’s Organizational Documents, in each case as amended (if so amended) to the Signing Date. No Company Entity is in violation of any of such Company Entity’s Organizational Documents.

(d)          Section 4.1(d) of the Company Disclosure Letter sets forth a true and correct list of all Company Subsidiaries and their respective jurisdictions of organization. The Organizational Documents of each Company Subsidiary do not contain any provision limiting or otherwise restricting the ability of the Company to control any Company Subsidiary.

Section 4.2           Capitalization.

(a)          The authorized capital stock of the Company consists of: (i) 100,000,000 shares of the common stock of the Company, par value $0.001 per share (the “Company Common Stock”); and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, of which (A) 2,000 shares are designated Series A Preferred Stock (the “Company Series A Preferred Stock”), none of which are outstanding as of the Signing Date and (B) 4,000 shares of which are designated Series B Preferred Stock (the “Company Series B Preferred Stock”).

(b)          Section 4.2(b) of the Company Disclosure Letter sets forth, as of the Signing Date:

(i)          the number of shares of Company Common Stock issued and outstanding;

(ii)         a list of the holders of record of the Company Series B Preferred Stock issued and outstanding, setting forth the number of shares of Company Series B Preferred Stock held of record by each such holder, and the number of shares of Company Common Stock into which such Company Series B Preferred Stock is convertible;

(iii)        a list of the holders of record of Company Options, setting forth the strike price, issuance date, and termination date with respect to each such Company Option, and the number of shares of Common Stock into which such Company Option is exercisable;

(iv)        a list of the holders of record of Warrants by series, setting forth the strike price, issuance date, and termination date with respect to each such Warrant, and the number of shares of Common Stock into which such Warrant is exercisable;

(v)         the number of shares of Company Common Stock that are held in the treasury of the Company;

(vi)        the number of shares of Company Common Stock that are reserved for issuance upon the conversion of the Company Series B Preferred Stock;

(vii)       the number of shares of Company Common Stock that are reserved for issuance under the Company’s equity compensation plans; and

(viii)      the number of shares of Company Common Stock that are reserved for issuance under the Warrants.

(c)          Section 4.2(c) of the Company Disclosure Letter sets forth a complete and accurate list, as of the Signing Date, of all issued and outstanding equity Securities of the Company and all Securities that are convertible into, exercisable into, or exchangeable for equity Securities of the Company.

(d)          No bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of Company Capital Stock are, and all shares that might be issued pursuant to the exercise of Company Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights. Other than the Company Options, the Warrants, and the Company Series B Preferred Stock, as of the Signing Date, there are no issued and outstanding (x) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims, or commitments of any character obligating any Company Entity to issue, transfer, or sell any shares of capital stock or other equity interest in any Company Entity or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of any Company Entity to repurchase, redeem, or otherwise acquire any Company Capital Stock, any capital stock of any Company Subsidiaries, or any of the securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which any Company Entity is a party with respect to the voting of the capital stock of any Company Entity.

(e)          (i) All of the equity interests of each Company Subsidiary are owned directly by the Company, free and clear of any Liens (other than any such restrictions as may be deemed to be imposed by generally applicable U.S. Federal or State securities laws), and all such equity interests have been duly authorized and validly issued, and are fully paid, non-assessable, and free of preemptive rights, and (ii) no Company Entity owns any equity interests in any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

Section 4.3           Authorization; Validity of Agreement.

(a)          The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject to the approval and adoption of this Agreement by the affirmative vote of the requisite holders of the outstanding shares of Company Capital Stock (the “Company Required Vote”). The execution, delivery, and performance by the Company hereof and the consummation by the Company of the Transactions have been duly authorized by the Board of Directors of the Company (the “Company Board”). The Company Board has directed that this Agreement and the Transactions be submitted to the Company’s stockholders for approval and adoption at a meeting of such stockholders and, except for the approval and adoption hereof by the Company Required Vote and the filing of the Certificate of Merger pursuant to the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery, and performance hereof by the Company and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery hereof by the Parent and Merger Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

(b)          Assuming the accuracy of Section 5.15, the Company Board has taken all requisite action that is necessary so that the restrictions on “business combinations” between the Company and an “interested stockholder” as provided in Section 203 of the DGCL are inapplicable to the Merger and any of the other Transactions, including the Consent Agreements and the transactions contemplated thereby. No “moratorium,” “control share,” “fair price” or other antitakeover Laws are applicable to the Merger or any of the other Transactions, including the Consent Agreements and the transactions contemplated thereby.

Section 4.4           No Violations; Consents and Approvals.

(a)          Neither the execution, delivery, or performance hereof by the Company nor the consummation by the Company of the Merger or any other Transactions will (i) violate any provision of any Company Entity’s Organizational Documents, (ii) except as set forth in Section 4.4(a)(ii) of the Company Disclosure Letter, materially violate, materially conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination, cancellation, or amendment under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Company Entity under, or result in an increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any Contract to which any Company Entity is a party or by which any Company Entity or any of their respective assets or properties is bound, or (iii) materially conflict with or materially violate any material Law applicable to any Company Entity or any of their respective properties or assets.

(b)          No Consent of, to, or with any other Person is required to be obtained, given, or made by any Company Entity in connection with the execution, delivery, and performance hereof by the Company or the consummation by the Company of the Merger or any other Transactions, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with the approval and adoption hereof and the Transactions, and the filing and declaration of effectiveness of the registration statement on Form F-4 (the “F-4”) in which the Proxy Statement will be included as a prospectus, (ii) any other filings required under U.S. Federal and State securities or “Blue Sky” Laws, applicable non-U.S. Laws, and the rules of the Nasdaq Stock Exchange (“Nasdaq”), (iii) the adoption hereof and the approval of the Merger by the Company Required Vote, (iv) the filing of the Certificate of Merger with the Secretary of State, and (v) the Consents required pursuant to the Contracts listed in Section 4.4(b)(v) of the Company Disclosure Letter.

Section 4.5           SEC Reports and Company Financial Statements.

(a)          The Company has timely filed or furnished, as applicable, with the SEC all forms and other documents required to be filed or furnished, as applicable by it since January 1, 2010 (such documents, the “SEC Documents”), including (i) the Company’s Annual Reports on Form 10-K for the years ended December 31, 2010 and December 31, 2011, (ii) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011, and September 30, 2011, (iii) all proxy statements (other than preliminary materials) relating to meetings of stockholders of the Company since January 1, 2010, and (iv) all other forms, reports, and registration statements required to be filed by the Company with the SEC since January 1, 2010. As of their respective dates, or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, the SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”), and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (“SOX”), as the case might be.

(b)          The Company Financial Statements fairly presented in all material respects, and the financial statements to be filed by the Company with the SEC after the Signing Date will fairly present in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows, and changes in stockholders’ equity of the Company Entities as of the respective dates or for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to the absence of required footnotes and to ordinary audit adjustments normal in nature and amount and to any other adjustments described therein including the notes thereto). The Company Financial Statements complied, and the financial statements to be filed by the Company with the SEC after the Signing Date will comply, with the applicable rules and regulations of the SEC; and the Company Financial Statements were, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto. Burr Pilger Mayer, Inc. is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company as of the Signing Date.

Section 4.6           Absence of Certain Changes.

(a)          From December 31, 2011 to the Signing Date, (i) each Company Entity conducted such Company Entity’s operations only in the ordinary course of business consistent with past practices and (ii) there has not occurred and continued to exist any event, change, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would reasonably be expected to have or result in, a Company Material Adverse Change.

(b)          From December 31, 2010 to the Signing Date, no Company Entity (i) other than in the ordinary course of business consistent with past practices, increased or agreed to increase the wages, salaries, compensation, or pension or other fringe benefits or perquisites payable to any officer, employee, or director from the amount thereof in effect as of December 31, 2010 (which amounts have been previously disclosed to the Parent), granted any severance or termination pay (except in amounts that are set forth in Section 4.6(b) of the Company Disclosure Letter), entered into any Contract to make or grant any severance or termination pay, entered into or made any loans to any of such Company Entity’s officers, directors, employees, affiliates, agents, or consultants or made any change in such Company Entity’s borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or paid or agreed to pay or make any arrangement for payments or benefits pursuant to any new employee benefit plan, (ii) declared, set aside, or paid any dividend or other distribution (whether in cash, stock, or property) with respect to any Company’s Capital Stock, (iii) effected or authorized any split, combination or reclassification of any of the Company’s Capital Stock or any issuance thereof or issued any other Securities in respect of, in lieu of or in substitution for shares of Company’s Capital Stock, except for the reverse stock split effected on April 14, 2011 and for issuances of Company Common Stock upon the exercise of Company Options, in each case awarded prior to the date hereof in accordance with their present terms, (iv) except as may have been required by a change in GAAP, changed in any material respect any accounting methods (or underlying assumptions), principles, or practices of any Company Entity, including any method, practice, or policy with regard to reserves, (v) made or revoked any tax election or settled or compromised any material tax liability, (vi) made any material change in the policies and procedures of any Company Entity in connection with trading activities, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance in excess of 20 days, or (vii) entered into any Contract (contingent or otherwise) to do any of the foregoing.

Section 4.7           Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the balance sheet dated as of December 31, 2011 included in the Company Financial Statements (the “Balance Sheet”) or in the notes thereto, and except as set forth in Section 4.7 of the Company Disclosure Letter, no Company Entity has had as of that date any Liabilities that would be required by GAAP to be reflected in the Balance Sheet. Since the date of the Balance Sheet to the Signing Date, no Company Entity has incurred any Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practices and that, individually or in the aggregate, have not had, and would not be reasonably expected to have or result in, a Company Material Adverse Change. As of the Signing Date, no Company Entity is in default in respect of the terms of any Indebtedness that, individually or in the aggregate, has had, or would be reasonably expected to have or result in, a Company Material Adverse Change.

Section 4.8           Reserved.

Section 4.9           Employee Benefit Plans; ERISA.

(a)          Section 4.9(a) of the Company Disclosure Letter contains a list of all the Benefit Plans. “Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (as defined in Section 413 of the Code), any employment or severance agreement or other Contract, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit, or other plan, program, policy, practice, or other Contract, regardless of whether subject to ERISA and regardless of whether funded, (i) that provides benefits to (x) any current or former employee, officer, or director of any Company Entity or any other Person that, together with the Company, is required to be treated as a single employer together with an Entity pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) or (y) any beneficiary or dependent of any such employee, officer, or director, (ii) in which any of the foregoing is a participant, (iii) that is sponsored, maintained, or contributed to by any Company Entity or ERISA Affiliate or to which any Company Entity or ERISA Affiliate is a party or is obligated to contribute, or (iv) with respect to which any Company Entity or ERISA Affiliate has any liability, whether direct or indirect, contingent or otherwise. No Company Entity and no ERISA Affiliate has sponsored, maintained, contributed to or been required to contribute to, or has any actual or contingent liability under any Benefit Plan that is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Company Entity and no ERISA Affiliate has sponsored, maintained, contributed to or been required to contribute to, or has any actual or contingent liability under any Benefit Plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA. The Company has provided or made available to the Parent true and complete copies of the Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years, the most recent determination or opinion letters of the United States Internal Revenue Service (the “IRS”), summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, the three most recent summary annual reports and actuarial reports, if applicable, and all material correspondence (including a description of any oral communication) with the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, or any other Governmental Entity for each Benefit Plan.

(b)          The Benefit Plans comply in all material respects with the requirements of ERISA and the Code and with the Laws of any applicable jurisdiction. As of the Signing Date, any Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or, if applicable, an opinion letter) and such letter has not been revoked. As of the Signing Date, all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made that could reasonably be expected to result in the disqualification of any of such Benefit Plans. The Benefit Plans have been maintained and operated in compliance in all material respects with their respective terms. There are no pending or, to the Company’s Knowledge, Threatened claims against or otherwise involving any Benefit Plan (excluding claims for benefits incurred in the ordinary course of the Benefit Plan activities). All material contributions required to be made as of the Signing Date to the Benefit Plans have been made.

(c)          Neither any Company Entity nor any ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Signing Date contributed to, or had an obligation to contribute to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) any plan funded by a “VEBA” within the meaning of Section 501(c)(9) of the Code.

(d)          Except as set forth in Section 4.9(d) of the Company Disclosure Letter, no Benefit Plan or benefit arrangements maintained by any Company Entity or ERISA Affiliate provides medical, surgical, hospitalization, death, or other welfare benefits (regardless of whether insured) after retirement or termination of employment (other than continuation coverage required under Section 4980B of the Code or analogous state laws) and no circumstances exist or promises have been made (oral or written) that could result in any Company Entity or ERISA Affiliate becoming obligated to provide such benefits.

(e)          All accrued material obligations under each Benefit Plan, whether arising by operation of Law, Contract, or past custom, for compensation and benefits (including bonuses and accrued vacation, and benefits) have been paid or adequate accruals for such obligations are reflected on the Company Financial Statements as of the date thereof.

(f)          Except as otherwise provided in ARTICLE 2 and Section 4.9(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Transactions would (either alone or in conjunction with any other event, such as termination of employment): (i) entitle any employee, officer, or director to any compensation or benefit; (ii) accelerate the time of payment or vesting or increase the value of, or trigger any payment or funding of any compensation or benefit or trigger any other material obligations under, any Benefit Plan; or (iii) result in any breach or violation of, or default under, or limit the Company’s right to amend, modify, or terminate any Benefit Plan. As to each Benefit Plan, the applicable Company Entity has reserved the right to amend or terminate such plan without material liability to any Person, except with respect to benefits accrued in the ordinary course prior to the date of such amendment or termination.

(g)          No amount or other entitlement that could be received as a result of the execution and delivery hereof, the obtaining of Company shareholder approval (if required by applicable Law), or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment following the Effective Time) by any “disqualified individual” (as defined in Section 280G of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)          Each Benefit Plan that is subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

(i)          No Benefit Plan is a multiple employer plan as defined in Section 413(c) of the Code.

(j)          There are no Benefit Plans established or maintained outside of the United States, including Benefit Plans maintained or established under the Puerto Rico Internal Revenue Code.

Section 4.10         Litigation; Compliance with Law.

(a)          Except as set forth in Section 4.10(a) of the Company Disclosure Letter, as of the Signing Date, (i) there is no Action pending against any Company Entity, any Company Entity’s properties or assets, or any Company Entity’s officers or directors (in their capacities as such), (ii) there are no Orders against or binding upon any Company Entity or any Company Entity’s officers or directors (in their capacities as such), and (iii) there is no Action that any Company Entity has pending against other Persons. As of the Signing Date, to the Company’s Knowledge, there is no Action Threatened against any Company Entity, any Company Entity’s properties or assets, or any Company Entity’s officers or directors (in their capacities as such). As of the Signing Date, there is no Action pending or, to the Company’s Knowledge, Threatened that seeks to restrain, enjoin, alter, or delay the consummation of the Merger or any of the Transactions.

(b)          As of the Signing Date, no Company Entity is in material violation of any applicable Law or Permit relating to its business or the ownership or operation of any of its assets, and no notices, charges, claims, or actions have been received by any Company Entity or been filed, commenced, or, to the Company’s Knowledge, Threatened against any Company Entity alleging any material violation of such Laws or Permits.

(c)          Each Company Entity holds all Permits necessary for the ownership, leasing, operation, occupancy, and use of the Leased Real Property that such Company Entity leases, such Company Entity’s assets, and the conduct of such Company Entity business as currently conducted (collectively, “Company Permits”). As of the Signing Date, no Company Entity has received notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business. The execution, delivery, and performance hereof and the consummation of the Merger or any Transactions do not and will not violate any material Company Permit, or result in any termination, modification, or nonrenewal thereof.

Section 4.11         Intellectual Property.

(a)          Section 4.11(a)(i) of the Company Disclosure Letter contains a complete and accurate list, as of the Signing Date, of all Owned Intellectual Property, setting forth the owner thereof, any registration or application number therefor, and the application or registration date thereof. Except as otherwise set forth in Section 4.11(a)(ii) of the Company Disclosure Letter, as of the Signing Date, no Person other than the Company Entities has any interest in or right to use any Owned Intellectual Property other than use rights in favor of customers as a result of ordinary sales of Company products.

(b)          Section 4.11(b) of the Company Disclosure Letter contains a complete and accurate list of all Licensed Intellectual Property, excluding generally commercially available, unmodified, off-the-shelf Software programs properly licensed pursuant to shrink-wrap or “click to accept” agreements with an annual fee of less than $10,000 (in the aggregate for any such license or group of related licenses).

(c)          Except as set forth in Section 4.11(c)(i) of the Company Disclosure Letter, as of the Signing Date, the Company Entities (i) own all right, title, and interest in, with good and marketable title, all Owned Intellectual Property, free and clear of all Liens and (ii) have the right to use, pursuant to a valid and enforceable Contract, all Licensed Intellectual Property. The Business Intellectual Property and the IT Assets collectively constitute all of the Intellectual Property rights necessary for the operation of the Company Business in the manner in which it has been operated prior to the Signing Date. Neither the execution, delivery, nor performance of this Agreement nor the consummation of the Transactions will (x) limit or impair the Company’s ownership rights in the Owned Intellectual Property, (y) limit or impair the right of the Company to use any Business Intellectual Property, or (z) violate the terms of any Intellectual Property Contract. As of the Signing Date, all Owned Intellectual Property will be fully transferable, alienable, and licensable by the Company without payment of any kind to any Person, except for payment of maintenance and renewal fees. As of the Signing Date, the Owned Intellectual Property is valid, subsisting, and in full force and effect. All filing, prosecution, renewal, and other maintenance fees have been paid and all other maintenances actions have been taken to establish and maintain the Company Entities’ rights to Owned Intellectual Property that are due prior to and within 90 days after the Signing Date. The Company uses the Trademarks within the Business Intellectual Property in substantially the form set forth in applications and registrations therefor. The Business Intellectual Property is not subject to any Liens, other than pursuant to a written Intellectual Property Contract or other Contract listed in Section 4.11(c)(ii) of the Company Disclosure Letter. Without limiting the generality of the foregoing, none of the Company Entities has licensed any of the Business Intellectual Property to any other Person, except pursuant to an Intellectual Property Contract set forth on Section 4.11(d) of the Company Disclosure Letter.

(d)          Section 4.11(d)(i) of the Company Disclosure Letter contains a complete and accurate list of all Intellectual Property Contracts, excluding agreements for off-the-shelf commercial software with an annual license fee of less than $10,000 and purchase orders. The operation of the Company Business is in compliance with all Intellectual Property Contracts. Except as set forth in Section 4.11(d)(ii) of the Company Disclosure Letter, as of the Signing Date, no Company Entity is in material breach of or default under any Intellectual Property Contract (including any payment obligations), no event has occurred that (whether with or without the giving of notice, the lapse of time, or both) would constitute a material breach or default or permit termination, modification, or acceleration adverse to the Company Business under any Intellectual Property Contract, and no Company Entity has repudiated any provision thereof. As of the Signing Date, no Person owns any right, title or interest in any Owned Intellectual Property or has the right to use any Owned Intellectual Property, except pursuant to a written Contract listed in Section 4.11(d)(iii) of the Company Disclosure Letter. No Company Entity has agreed, in writing or otherwise, to indemnify any Person for or against any interference, infringement, misappropriation, violation, or other conflict with regard to the Business Intellectual Property, except as set forth in Section 4.11(d)(iv) of the Company Disclosure Letter.

(e)          To the Company’s Knowledge, none of the Owned Intellectual Property is invalid or unenforceable in whole or in part, as of the Signing Date. To the Company’s Knowledge, none of the Licensed Intellectual Property is invalid or unenforceable in whole or in part as of the Signing Date. As of the Signing Date, no proceeding by any Person contesting the validity, enforceability, use, or ownership of any of the Business Intellectual Property is currently outstanding, pending or, to the Company’s Knowledge, Threatened. Except as set forth in Section 4.11(e) of the Company Disclosure Letter, as of the Signing Date, none of the Business Intellectual Property is subject to any outstanding Order, stipulation, or charge.

(f)          (i) Except as set forth in Section 4.11(f)(i) of the Company Disclosure Letter, to the Company’s Knowledge, as of the Signing Date: (A) the Company Entities and the operation of the Company Business do not infringe, misappropriate, or otherwise interfere with any Intellectual Property rights of any Person or constitute unfair competition or unfair trade practices under any Laws; and (B) no other Person is infringing or misappropriating or otherwise interfering with or violating the Business Intellectual Property. (ii) Except as set forth in Section 4.11(f)(ii) of the Company Disclosure Letter, as of the Signing Date, there are no pending or, to the Company’s Knowledge, Threatened claims by any Person against any Company Entity alleging that the use of any Intellectual Property by such Company Entity infringes, misappropriates, or interferes with the Intellectual Property rights of such Person, and, to the Company’s Knowledge, as of the Signing Date, there is no Basis for any of the foregoing to occur. (iii) Except as set forth in Section 4.11(f)(iii) of the Company Disclosure Letter, as of the Signing Date, there are no pending or Threatened claims by any Company Entity against any Person alleging that such Person’s use of any Intellectual Property infringes or misappropriates or interferes with the Intellectual Property rights of any of the Company Entity.

(g)          The Company Entities: (i) have taken reasonable actions and have appropriate policies and internal procedures to maintain and protect all of the Business Intellectual Property and the Confidential Information, including the personal information of any third parties; and (ii) have not disclosed non-publicly available source code for any Software owned by them to any third party other than to their consultants and contractors who are bound by written agreements to protect the confidentiality of the source code and to refrain from using it except as permitted by such written agreements; and (iii) have complied with all applicable Laws that pertain to privacy and confidentiality of any third party information. The Company Entities have not made Confidential Information available to any Person except pursuant to written agreements intended to maintain the confidentiality of such Confidential Information. To the Company’s Knowledge, as of the Signing Date, no employee or independent contractor of any Company Entity is performing services for any Company Entity in violation of any term of any employment, invention/work product disclosure or assignment, confidentiality, non-competition agreement, or other restrictive covenant or any Order.

(h)          Each current and former employee, consultant and independent contractor of the Company Entities has entered into a valid and enforceable written agreement with the applicable Company Entity assigning all Intellectual Property created, developed, modified, or enhanced by such Person to the Company and prohibiting such Person from using or disclosing such Intellectual Property in any manner, except as required to perform such Person’s employment or other duties for the sole benefit of the applicable Company Entity.

(i)          The Company Entities possess sufficient license rights for all licensed Software as used in the Company Business. To the Company’s Knowledge, the Company has taken reasonable steps to safeguard the internal and external integrity of the Confidential Information, the IT Assets, and the data that the IT Assets contain including through (i) procedures designed to prevent unauthorized access, (ii) Software and procedures designed to prevent the introduction of a virus, and (iii) the taking and storing on-site and off-site of back-up copies of the critical data of the Company (including the data of the Company’s customers and vendors).

(j)          None of the Software included within the Owned Intellectual Property or contained in any Software provided by the Company to its customers is subject to the GNU general public license (GPL), the limited general public license (LGPL), or the other license that requires such Software to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributed at no charge.

Section 4.12         Material Contracts.

(a)          Section 4.12(a) of the Company Disclosure Letter sets forth all of the following Contracts that are in effect as of the Signing Date to which any Company Entity is a party or by which any Company Entity is bound (other than this Agreement):

(i)          any Contract granting any Person registration or other purchase or sale rights with respect to any equity interest in the Company or any of its Subsidiaries, which rights may be exercised by such Person, in whole or in part, after the Signing Date;

(ii)         any Contract relating to any equity interest of the Company or any of its Subsidiaries;

(iii)        any Contract outside the Ordinary Course between any Company Entity and any current or former director or officer of the Company that (x) grants rights to such director or officer that may be exercised or (y) imposes obligations on the Company, in each case to be performed, in whole or in part, after the Signing Date;

(iv)        any Contract for the borrowing of money with a current borrowing capacity or outstanding Indebtedness of $1,000,000 or more;

(v)         any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to be performed, in whole or in part, after the Signing Date;

(vi)        any Contract that, upon receipt of the Company Required Vote or upon the consummation of any of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from any Party or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant, or employee of any Company Entity;

(vii)       any Contract that requires remaining payments or includes provisions that could result in penalty or termination payments, including indemnification payments pursuant to Intellectual Property rights, by any Company Entity in excess of $100,000 and is not terminable by such Company Entity on notice of six months or less;

(viii)      any Contract that materially restrains, limits, or impedes any Company Entity’s, or will materially restrain, limit, or impede the Surviving Corporation’s, ability to compete with any Person in connection with the Company’s business or the Surviving Corporation’s business, including geographic limitations on any Company Entity’s or the Surviving Corporation’s activities;

(ix)         any joint venture agreement, joint operating agreement, partnership agreement, or other similar Contract involving a sharing of profits and expenses;

(x)          any Contract governing the terms of Indebtedness or any other obligation of third parties owed to any Company Entity, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $100,000 in the aggregate made to employees of any Company Entity, by any Company Entity in the Ordinary Course;

(xi)         any Contract (including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan) pursuant to which any benefits will be increased, or the vesting of benefits will be accelerated, by the occurrence of the Transactions, or the value of any benefits will be calculated on the basis of the Transactions;

(xii)        any Contract that is a shareholder rights agreement or that otherwise provides for the issuance of any Securities in respect of any of the Transactions;

(xiii)       any Contract relating to the sale of any Company Entity’s assets or properties or to sales of products with a value in excess of $250,000, other than those as to which the sale transaction has previously closed (and is reflected as such in the Company Financial Statements) and under which no Company Entity has any continuing obligations or those that relate to sales of products or to an intercompany transaction among the Company Entities in the Ordinary Course;

(xiv)      any Contract that has not expired or otherwise been terminated covering licensing or sales relationships with a Person that has bought goods or services or paid license fees or royalties during the year ended December 31, 2011 in excess of $500,000 or that is expected to do so during the year ended December 31, 2012; or

(xv)       any Contract relating to the acquisition by any Company Entity of any Person or other business organization, division, or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than those as to which the acquisition has previously closed (and is reflected as such in the Company Financial Statements) and under which no Company Entity has any continuing obligation.

(b)          The Company has made available to the Parent a complete and correct copy of each Material Contract.

(c)          As of the Signing Date, each Material Contract is valid, binding, and enforceable against the Company Entity party thereto and in full force and effect. Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Company Material Adverse Change, and except as set forth in Section 4.12(c) of the Company Disclosure Letter, as of the Signing Date no Company Entity has breached, or is in violation of or in default under (nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under), any Material Contract, and no Company Entity has Knowledge of the desire of the other party or parties to any such Material Contract to exercise any rights such other party has to cancel, terminate, or repudiate such Material Contract or exercise remedies thereunder.

Section 4.13         Taxes.

(a)          Except as has not had, and would not be reasonably likely to have or result in, a Company Material Adverse Change, (i) all Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed in accordance with all applicable Laws and all such returns are true, correct and complete, (ii) the Company and its Subsidiaries have timely paid all Taxes due or claimed to be due, (iii) all Employment and Withholding Taxes and any other amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Balance Sheet are adequate under GAAP, (v) no deficiencies for any Taxes have been asserted or assessed, or, to the Company’s Knowledge, proposed, against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and (vi) as of the Signing Date, there is no Action pending or, to the Company’s Knowledge, Threatened or scheduled to commence against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(b)          Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” “combined” or similar Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the Laws of the United States, any non-U.S. jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee, or by operation of law.

(c)          The Company was not a “United States real property holding corporation” as defined in Section 897 of the Code during the applicable period specified in Section 897(c)(9)(A)(ii) of the Code.

(d)          There are no Tax sharing, allocation, indemnification or similar agreements (“Tax Sharing Agreement”) in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate of any of them, on the one hand, and any other Person, on the other hand, under which the Company or any of its Subsidiaries could be liable for any Taxes of any Person other than the Company or any Subsidiary of the Company, except for customary Tax Indemnification provisions pursuant to Tax Sharing Agreements entered into in the Ordinary Course.

(e)          Neither the Company nor any of its Subsidiaries have, as of the Signing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes.

(f)          There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.

(g)          Each of the Company and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h)          Neither the Company nor its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing or tax abatement agreement or similar ruling, memorandum or agreement with any Taxing authority.

(i)          Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(j)          Neither the Company nor any of its Subsidiaries could be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Closing Date, (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) method of accounting that defers the recognition of income earned on or prior to the Closing Date to any period ending after the Closing Date, or (vi) any modification or forgiveness of any indebtedness made on or prior to the Closing Date.

(k)          As of the Signing Date, for United States federal income tax purposes the consolidated net operating loss carryforward of the Company is not less than $20,000,000.00. As of the Signing Date, for United States federal income tax purposes, the consolidated net operating loss carryovers of the Company are not subject to any limitation under Sections 382, 384 or 1502 of the Code.

(l)          None of the Company or any of its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(m)          The Company has made available to Parent correct and complete copies of (i) all U.S. federal and other material Returns of the Company and its Subsidiaries relating to the taxable periods ended December 31, 2008, 2009 and 2010, filed through the Signing Date, and (ii) any audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

Section 4.14         Environmental Matters.

(a)          Each Company Entity has been and is in material compliance with all applicable Laws relating to (i) emissions, discharges, releases, or Threatened releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, or septic systems, (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation, or shipment of Hazardous Substances, (iii) occupational health and safety, or (iv) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas (collectively, “Environmental Laws”). “Hazardous Substances” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Entity or subject to liability under any Environmental Law, including any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts of any of the foregoing. To the Company’s Knowledge, each Company Entity possesses and is in compliance with all applicable Permits required under Environmental Laws. To the Company’s Knowledge, as of the Signing Date there are no past or present facts, conditions, or circumstances that interfere with or preclude, or could interfere with or preclude, the conduct of any of any Company Entity’s business as now conducted or that interfere or could interfere with continued compliance with applicable Environmental Laws.

(b)          As of the Signing Date, no Actions or Orders by any Governmental Entity are pending or to the Company’s Knowledge Threatened against any Company Entity (or any other Person the obligations of which have been assumed by any Company Entity) that allege the violation of or seek to impose liability pursuant to any Environmental Laws. To the Company’s Knowledge, there are no facts, conditions or circumstances at, on, or arising out of, or otherwise associated with, any current or former businesses, assets, or properties of any Company Entity (or any other Person the obligations of which have been assumed by any Company Entity), including any on-site or off-site disposal, release, or spill of any Hazardous Substances, that constitute a violation of Environmental Laws or are reasonably likely to give rise to (i) Liabilities for any cleanup, remediation, disposal, or corrective action under any Environmental Laws, (ii) claims arising for personal injury, property damage, or damage to natural resources, or (iii) fines, penalties, or injunctive relief.

(c)          As of the Signing Date, no Company Entity has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Laws or (ii) entered into or become subject to any consent decree, Order or Contract with any Governmental Entity or other Persons pursuant to any Environmental Laws or relating to the cleanup of any Hazardous Substances.

(d)          (i) There are no underground storage tanks located at any property currently or previously owned, leased, operated, or used by any Company Entity, (ii) to the Company’s Knowledge there is no asbestos contained in or forming part of any building, building component, structure, or office space currently or previously owned, leased, operated, or used by any Company Entity, and (iii) no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property currently or previously owned, leased, operated, or used by any Company Entity.

(e)          No Company Entity is required by virtue of the Transactions, or as a condition to the effectiveness of any Transactions, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate any Hazardous Substances, or (iii) to record or deliver to any Person any disclosure document or statement pertaining to environmental matter.

Section 4.15         Company Assets. As of the Signing Date, each Company Entity owns, or otherwise has sufficient rights to use, all of such Company Entity’s properties and assets (real, personal or mixed, tangible or intangible) (collectively, the “Company Assets”); except that the immediately foregoing clause does not apply to Company Assets that constitute Business Intellectual Property, which is addressed under Section 4.11. Each Company Entity has valid title to, or in the case of leased property has valid leasehold interests in, all such Company Assets, including all such Company Assets reflected in the Balance Sheet or acquired since the date thereof (except as may have been disposed of in the ordinary course of business consistent with past practice), in each case free and clear of any Liens, except (i) Permitted Liens and (ii) as set forth in Section 4.15 of the Company Disclosure Letter. The Company Assets constitute all of the assets and rights necessary to operate the businesses of the Company Entities in substantially the same manner that the Company have been operating their respective businesses prior to the Signing Date, and all significant operating equipment of the Company Entities is in good operating condition in accordance with industry practice, ordinary wear and tear excepted.

Section 4.16         Real Property.

(a)          Owned Real Property. No Company Entity owns any real property (in whole, in part, jointly with one or more Persons, or otherwise).

(b)          Leased Real Property. Section 4.16(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Real Property Leases covering all real property leased or subleased to any Company Entity (such real property, the “Leased Real Property”) and specifies the Company Entity that is a party to such Real Property Lease and any guarantors with respect thereto. The Company has made available to the Parent correct and complete copies of all Real Property Leases. With respect to each Real Property Lease or Leased Real Property, as the case might be, except as set forth in Section 4.16(b) of the Company Disclosure Letter, as of the Signing Date:

(i)          such Real Property Lease relates to use of existing premises (and is not a ground lease);

(ii)         to the Company’s Knowledge, no party to such Real Property Lease has repudiated any material provision thereof and such Real Property Lease is in full force and effect;

(iii)        to the Company’s Knowledge, there are no material disputes, oral agreements, or forbearance programs in effect as to such Real Property Lease;

(iv)        no Company Entity has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or granted to any Person any option or right of use or occupancy of any portion of such Leased Real Property or right of first refusal to acquire any interest in the leasehold and, to the Company’s Knowledge, no Person has claimed any such rights or others in the leasehold;

(v)         the Company Entity that is a party to such Real Property Lease is current on the monthly rent and all other charges due under such Real Property Lease;

(vi)        the Company Entity that is a party to such Real Property Lease has received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof as currently operated by the Company Business, and to the Company’s Knowledge, the Leased Real Property that is the subject of such Real Property Lease is operated and maintained in accordance with applicable Laws;

(vii)       such Leased Real Property is supplied with utilities and other services necessary for the operation of such Leased Real Property as currently operated by the Company Business;

(viii)      there are no Persons (other than the Company Entities) in possession of such Leased Real Property;

(ix)         there are no defaults by the Company Entities, or, to the Company’s Knowledge, by any other party under such Real Property Lease;

(x)          the copies of such Real Property Lease delivered by the Company to the Parent are true, correct and complete copies thereof;

(xi)         no written waiver, indulgence, or postponement of the landlord’s obligations under any Leased Real Property has been granted;

(xii)        no Company Entity has given or received any notice that disputes the computation of rents or charges payable pursuant to the Real Property Leases, and there are no unresolved disputes with any landlord under any Real Property Lease;

(xiii)       no Company Entity has given any notice to the landlord under any Real Property Lease indicating that a Company Entity will or will not be exercising any extension or renewal options under such Real Property Lease; and

(xiv)      all security deposits required under each Real Property Lease has been paid to and are being held by the landlord with respect to such Real Property Lease.

Section 4.17         Insurance.

(a)          The Company has made available to the Parent correct and complete copies of all material insurance policies (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) pertaining to any Company Asset or to which any Company Entity is a party, a named insured, or otherwise the beneficiary of coverage.

(b)          All insurance policies maintained by or on behalf of any of Company Entity as of the Signing Date are in full force and effect, and all premiums due thereon as of the Signing Date have been paid.

(c)          With respect to each such insurance policy: (i) the policy is in full force and effect; (ii) no Company Entity and, to the Company’s Knowledge, no other party to the policy is in breach of or default under the policy (including with respect to the payment of premiums or the giving of notices), and no event has occurred that (whether with or without the giving of notice, the lapse of time or both) would constitute such a breach or default, or that would permit termination, modification or acceleration of the policy; and (iii) no party to the policy has repudiated any provision thereof. The type of insurance currently maintained under such policies is customary and reasonable in scope for the Company Business as currently conducted.

Section 4.18         Product Warranty. As of the Signing Date, each product manufactured, sold, put into trade inventory, or delivered to a customer by a Company Entity was in material conformity with all applicable contractual warranty commitments of the Company Business. The Company has delivered to the Parent complete and correct copies of all warranties related to each such product. To the Company’s Knowledge, no distributor or other customer of the Company Business has asserted any material warranty, product quality, or similar claim against any Company Entity as of the Signing Date. As of the Signing Date, no product manufactured (if any), sold or both by any Company Entity has been the subject of any recall or other similar action.

Section 4.19         Product Liability. As of the Signing Date, no Company Entity has any Liability, and, to the Company’s Knowledge, there is no Basis for any Action against any Company Entity arising out of any injury to Persons or property, as a result of the ownership, possession or use of any product manufactured, sold, or delivered by any Company Entity. As of the Signing Date, no product liability claims have been asserted or commenced against any Company Entity since January 1, 2010.

Section 4.20         Labor Matters.

(a)          As of the Signing Date, (i) no Company Entity is a party to, or bound by, any collective bargaining agreement or similar Contract, with a labor union or similar labor organization and (ii) to the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or Threatened.

(b)          As of the Signing Date, (i) No Company Entity has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any employment-related Action or material violation of any Laws with respect to the employment of individuals by, or the employment practices of, any Company Entity or the work conditions, terms and conditions of employment, wages, or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee-related complaints against any Company Entity pending or, to the Company’s Knowledge, Threatened, before any Governmental Entity by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown, or work stoppage against any Company Entity or, to the Company’s Knowledge, Threatened against any Company Entity.

(c)          Except as set forth in Section 4.20(c) of the Company Disclosure Letter, all employees of the Company Entities are employees at will. The Company has delivered or made available to Parent a true and correct copy of any form of each non-compete, non-solicitation, or confidentiality agreement currently in force with any of the employees or consultants of the Company Business, and any material variances therefrom.

(d)          Each Company Entity has complied in all material respects with all applicable Laws relating to labor or labor relations, and minimum standards of employment, including any provisions thereof relating to equal employment opportunity, pay equity, employment equity, wages, hours, overtime, occupational health and safety, privacy and protection of information, immigration control, drug testing, notice, termination and severance pay obligations, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all payments, Taxes, insurance, and all other costs and expenses applicable thereto, and no Company Entity is liable for any arrearage, costs, or penalties for failure to comply with any of the foregoing. No Company Entity has incurred any Liabilities under the Worker Adjustment and Retraining Notification Act, or any similar Law.

(e)          Neither the execution hereof nor the consummation of the Transactions will cause any Company Entity to be in breach of any agreement with any employee, contractor, or consultant or result in any Company Entity becoming liable for any termination or severance pay or other amount to any employee, contractor, or consultant of the Company Business.

Section 4.21         Affiliate Transactions. Except (i) for compensation or other employment arrangements in the Company’s Ordinary Course, and (ii) for arrangements contemplated hereby, since January 1, 2011 there have not been, and there are not currently proposed, any transactions, agreements, arrangements or understandings, or any series of related transactions, or Contracts, between any Company Entity, on the one hand, and any Affiliate, director, or officer of any Company Entity, on the other hand.

Section 4.22         Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 of the Exchange Act). The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that the Company files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The Company’s internal control over financial reporting are designed to provide reasonable assurance (a) regarding the reliability of the Company’s financial reporting and the Company’s preparation of financial statements in accordance with GAAP, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (c) that the Company’s receipts and expenditures are being made only in accordance with the authorization of the Company’s management and the Company Board, and (d) regarding prevention or timely detection of any unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. Since January 1, 2011, neither the Company nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in the Company’s internal controls as contemplated under Section 404 of SOX.

Section 4.23         Investment Company. No Company Entity is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940 or the Investment Advisers Act of 1940.

Section 4.24         Recommendation of Company Board of Directors; Opinion of Financial Advisor.

(a)          The Company Board, by resolutions adopted at a meeting duly called and held, (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Transactions, (iii) resolved to recommend approval and adoption of this Agreement and the Transaction to by stockholders of the Company and (iv) directed that such matter be submitted to the stockholders of the Company at the Stockholder Meeting.

(b)          The Company Board has received an opinion of Cantor Fitzgerald & Co. (“CF&Co.”) to the effect that, as of the date of the opinion and subject to the other various qualifications, assumptions and limitations set forth in its opinion, the Merger Consideration to be received by the holders of Company Capital Stock in the Merger is fair, from a financial point of view, to such holders. The Company has provided the Parent (solely for informational purposes) a true, correct, and complete copy of such opinion. The Company has received the approval of CF&Co. to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to CF&Co.’s review and approval of the Proxy Statement.

Section 4.25         Required Vote by Company Stockholders. The separate votes comprising the Company Required Vote are the only vote of any class of capital stock of the Company required by the DGCL, the rules and regulations of Nasdaq, and the Company’s Organizational Documents necessary to approve and adopt this Agreement and the Transactions.

Section 4.26         Certain Business Practices.

(a)          To the Company’s Knowledge, no Company Entity has, directly or indirectly, (i) made or authorized any contribution, payment, or gift of funds or property to any official, employee, or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, for which either the payment or the purpose of such contribution, payment, or gift was, is, or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction in effect on or prior to the Effective Time applicable to any Company Entity or their respective operations.

(b)          No Company Entity nor, to the Company’s Knowledge, any affiliate of any Company Entity is aware of or has taken, directly or indirectly, any action that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any non-U.S. political party or official thereof, or any candidate for non-U.S. political office, in each case in contravention of the FCPA. Each Company Entity and, to the Company’s Knowledge, each Company Entity’s affiliates has conducted its business in compliance with the FCPA.

Section 4.27         Export Controls and Trade Sanctions.

(a)          Each Company Entity has complied with all statutory and regulatory requirements relating to export controls and trade sanctions under applicable Laws, including the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701—1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), and any similar rules or regulations of the European Union or other jurisdiction. No Company Entity nor, to the Company’s Knowledge, any of their respective directors, officers, or employees, is a Person with which transactions are currently prohibited under any U.S. sanctions administered OFAC or equivalent European Union measure. No Company Entity nor, to the Company’s Knowledge, any of their respective directors, officers, employees or Affiliates have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person. For the purposes of this Agreement, “Prohibited Person” means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition on such conduct in any Law or executive order administered by OFAC; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any individual or entity that has been identified on the Annex to Executive Order 13224 or the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time; or (v) any individual or entity that has been designated on any similar list or order published by the U.S. Government.

(b)          No civil or criminal penalties have been imposed on the Company or any of its Affiliates with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to any Governmental Entity.

Section 4.28         Customers and Suppliers. From January 1, 2011 to the Signing Date:

(a)          no material customer or supplier of any Company Entity has cancelled or otherwise terminated its relationship with or any material purchase order or any Contract with such Company Entity;

(b)          except as set forth in Section 4.28 (b) of the Company Disclosure Letter, no material customer or supplier of any Company Entity has Threatened to cancel or otherwise terminate its relationship with or any material purchase order or any Contract with such Company Entity; and

(c)          no Company Entity has any direct or indirect ownership interest in any customer or supplier of any Company Entity.

Section 4.29         Derivative Transactions. All Derivative Transactions were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management, and other policies, practices, and procedures employed by the Company Entities, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Each Company Entity has duly performed in all material respects all of such Company Entity’s obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 4.30         Brokers. Except for CF&Co., no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions that is or will be payable by any Company Entity. The Company has delivered to the Parent a complete and accurate copy of the engagement letter, dated December 12, 2011, between the Company and CF&Co.

Section 4.31         No Bankruptcy Event. As of the Signing Date, no Company Entity has taken steps, and no Company Entity intends, to file under any Debtor Relief Laws. As of the Signing Date no Person or group of Persons has Threatened to commence any involuntary proceedings under any Debtor Relief Laws.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Buyer Entities represent and warrant to the Company as follows:

Section 5.1           Organization.

(a)          Each Parent Entity is an Entity duly organized, validly existing and (if applicable) in good standing in the respective jurisdiction of its organization, and each Parent Entity has the requisite organizational power and authority to own, lease, or operate such Parent Entity’s properties and to carry on such Parent Entity’s business as it is now being conducted.

(b)          Each Parent Entity is duly qualified or licensed to do business as a foreign Entity and is in good standing (if applicable) in each jurisdiction in which such qualification or licensing is required, except for any failures to be so qualified or licensed, individually or in the aggregate, that have not had, and would not be reasonably likely to have or result in, a Parent Material Adverse Change.

(c)          The Parent has delivered or made available to the Company a complete and correct copy of each Parent Entity’s Organizational Documents, in each case as amended (if so amended) to the Signing Date. No Parent Entity is in violation of any of such Parent Entity’s Organizational Documents.

(d)          Section 5.1(d) of the Parent Disclosure Letter sets forth a true and correct list, as of the Signing Date, of all Parent Subsidiaries and their respective jurisdictions of organization. Merger Sub is a wholly owned subsidiary of Parent. The Organizational Documents of each Parent Material Subsidiary do not contain any provision limiting or otherwise restricting the ability of the Parent to control any Parent Material Subsidiary.

Section 5.2           Capitalization.

(a)          The share capital of Parent is made up of 472,504,060 Parent Common Shares (ordinary shares) and options that are exercisable into 27,925,000 Parent Common Shares. Except as set forth in Section 5.2(a) of the Parent Disclosure Letter, no bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding. All issued and outstanding Parent Common Shares are, all Parent Common Shares that may be issued as permitted by this Agreement will be, and all Parent Common Shares that may be issued pursuant to the exercise of the Parent Stock Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid, and free of preemptive rights. Other than the Parent Stock Options and those convertible notes set forth in Section 5.2(a), as of the Signing Date, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, or claims or commitments of any character obligating any Parent Entity to issue, transfer or sell any shares or other equity interest in any Parent Entity or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Parent Entity to repurchase, redeem or otherwise acquire any shares of any Parent Entity or any of the securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which any Parent Entity is a party with respect to the voting of the shares of any Parent Entity. Section 5.2(a) of the Parent Disclosure Letter sets forth the following information with respect to the Parent Stock Options outstanding as of the Signing Date: (i) aggregate number of Parent Common Shares issuable upon exercise thereof; (ii) exercise price; (iii) issue date; and (iv) termination date.

(b)          (i) All of the issued and outstanding capital shares (or equivalent equity interests of entities other than corporations) of each Parent Material Subsidiary are owned, directly or indirectly, by Parent (except for any such shares or equity interests representing an immaterial ownership required under the Laws of any non-U.S. jurisdiction to be owned by others) free and clear of any Liens, other than such restrictions as may exist under applicable Law, and all such shares or other equity interests have been duly authorized and validly issued, and are fully paid and free of preemptive right, and (ii) except as described in Section 5.2(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries owns any equity interest in any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

Section 5.3           Authorization; Validity of Agreement. The Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject to the approval of the matters set forth and as described in Section 7.1(d)(i) (the “Parent Required Vote”). The execution, delivery, and performance by the Parent and Merger Sub hereof and the consummation by the Parent and Merger Sub of the Transactions have been duly authorized by the Board of Directors of the Parent (the “Parent Board”) and the Board of Directors of the Merger Sub, and by the Parent, in its capacity as the Sole Stockholder of Merger Sub. Other than the Parent Required Vote, no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize the execution, delivery, and performance hereof by the Parent and Merger Sub and the consummation of the Merger and the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution, and delivery hereof by the Company, is a valid and binding obligation of the Parent and Merger Sub, enforceable against each in accordance with its terms, except as such enforcement may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

Section 5.4           No Violations; Consents and Approvals.

(a)          Neither the execution, delivery, or performance hereof by the Parent and Merger Sub nor the consummation by the Parent and Merger Sub of the Merger or any other Transactions will (i) violate any provision of any Parent Entity’s Organizational Documents, (ii) materially violate, materially conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination, cancellation, or amendment under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens), upon any of the properties or assets of any Parent Entity under, or result in an increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any material Contract to which any Parent Entity is a party or by which any Parent Entity or any of their respective assets or properties is bound, or (iii) materially conflict with or materially violate any material Law applicable to any Parent Entity, or any of their respective properties or assets.

(b)          No Consent of, to, or with any other Person is required to be obtained, given, or made by any Parent Entity in connection with the execution, delivery, and performance hereof by the Parent and Merger Sub or the consummation by the Parent and Merger Sub of the Merger or any other Transactions, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with the approval and adoption hereof and the Transactions, and the filing and declaration of effectiveness of the registration statement on the F-4 in which the Proxy Statement will be included as a prospectus, (ii) any other filings required under U.S. federal and state securities or “Blue Sky” Laws, applicable non-U.S. Laws and the rules of the ASX, (iii) filing the Parent Shareholder Meeting Notice of Meeting with ASX, (iv) the adoption hereof and the approval of the Merger and relevant Transactions by the Parent Required Vote, and (v) the filing of the Certificate of Merger with the Secretary of State.

Section 5.5           ASX Reports and Parent Financial Statements.

(a)          The Parent has timely lodged with ASX all forms and other documents required to be lodged, as applicable by it since January 1, 2010 (such documents, the “ASX Documents”), including (i) the Parent’s Annual Report for the year ended June 30, 2011, (ii) the Parent’s Half Year Report and Accounts for the six month period ended December 31, 2011 (in the form mailed to its stockholders), and (iii) all other forms, reports, and registration statements required to be lodged with the ASX by the Parent since July 1, 2010. As of their respective dates, or, if amended by a subsequent lodgment prior to the date hereof, on the date of such lodgment, the ASX Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the ASX.

(b)          The Parent Financial Statements fairly presented in all material respects the consolidated financial position and the results of the consolidated operations, cash flows, and changes in stockholders’ equity of the Parent Entities as of June 30, 2011 or for the fiscal period ended June 30, 2011, as applicable, therein set forth (subject, in the case of unaudited statements, to the absence of required footnotes and to ordinary audit adjustments normal in nature and amount and to any other adjustments described therein including the notes thereto). The Parent Financial Statements complied with applicable rules and regulations of the ASX and were prepared in accordance with applicable generally accepted accounting principles consistently applied during the periods involved, except as indicated in the notes thereto. Hall Chadwick is an independent registered public accounting firm with respect to the Parent and has not resigned or been dismissed as independent public accountants of the Parent as of the Signing Date.

Section 5.6           Absence of Certain Changes.

(a)          From December 31, 2011 to the Signing Date, (i) each Parent Entity conducted such Parent Entity’s operations only in the ordinary course of business consistent with past practices and (ii) there has not occurred and continued to exist any event, change, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would reasonably be expected to have or result in, a Parent Material Adverse Change.

(b)          From December 31, 2011 to the Signing Date, no Parent Entity (i) other than in the ordinary course of business consistent with past practices, increased or agreed to increase the wages, salaries, compensation, or pension or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of December 31, 2011 (which amounts have been previously disclosed to the Company), granted any severance or termination pay to any officer or director, entered into any Contract to make or grant any severance or termination pay to any officer or director, entered into or made any loans to any of such Parent Entity’s officers, directors, employees, affiliates, agents, or consultants or made any change in such Parent Entity’s borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or paid or agreed to pay or make any arrangement for payments or benefits pursuant to any new Parent Plan, (ii) declared, set aside, or paid any dividend or other distribution (whether in cash, stock, or property) with respect to any Parent Shares, (iii) except as may have been required by a change in IFRS, changed in any material respect any accounting methods (or underlying assumptions), principles, or practices of any Parent Entity, including any method, practice, or policy with regard to reserves, (iv) made any material change in the policies and procedures of any Parent Entity in connection with trading activities, (v) suffered any strike, work stoppage, slow-down, or other labor disturbance in excess of 20 days, or (vi) entered into any Contract (contingent or otherwise) to do any of the foregoing.

Section 5.7           Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the balance sheet dated as of December 31, 2011 included in the Parent’s Half Year Report (the “Parent Balance Sheet”) or in the notes thereto, and except as disclosed in Section 5.7 of the Parent Disclosure Letter, no Parent Entity has had as of that date any Liabilities that would be required by IFRS to be reflected in the Parent Balance Sheet. Since the date of the Parent Balance Sheet to the Signing Date, no Parent Entity has incurred any Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practices and that, individually or in the aggregate, have not had, and would not be reasonably expected to have or result in, a Parent Material Adverse Change. As of the Signing Date, no Parent Entity is in material default in respect of the terms of any Indebtedness that, individually or in the aggregate, has had, or would be reasonably expected to have or result in, a Parent Material Adverse Change.

Section 5.8           Reserved.

Section 5.9           Litigation; Compliance with Law.

(a)          Except as expressly disclosed in the Parent’s Annual Report for the fiscal year ended December 31, 2011 or as disclosed in Section 5.9 of the Parent Disclosure Letter, as of the Signing Date, (i) there is no Action pending or, to the Parent’s Knowledge, Threatened against any Parent Entity, any Parent Entity’s properties or assets, or any Parent Entity’s officers, directors, or managers (in their capacities as such), (ii) there is no Action pending or, to the Parent’s Knowledge, Threatened that seeks to restrain, enjoin, alter, or delay the consummation of the Merger or any of the Transactions, (iii) there are no Orders against or binding upon any Parent Entity or any Parent Entity’s officers, directors, or managers (in their capacities as such), and (iv) there is no Action that any Parent Entity has pending against other Persons.

(b)          As of the Signing Date, no Parent Entity is in material violation of any applicable Law or Permit relating to its business or the ownership or operation of any of its assets, and no notices, charges, claims, or actions have been received by any Parent Entity or been filed, commenced, or to the Parent’s Knowledge, Threatened against any Parent Entity alleging any material violation of such Laws or Permits.

(c)          Each Parent Entity holds all Permits necessary for the ownership, leasing, operation, occupancy, and use of the real property that such Parent Entity owns or leases, such Parent Entity’s assets, and the conduct of such Parent Entity business as currently conducted (collectively, “Parent Permits”). No Parent Entity has received notice that any Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business. The execution, delivery, and performance hereof and the consummation of the Merger or any Transactions do not and will not violate any material Parent Permit, or result in any termination, modification, or nonrenewal thereof.

Section 5.10         [Intentionally Omitted.]

Section 5.11         Parent Transactions. Since January 1, 2012, there have not been, and there are not currently proposed, any transactions, agreements, arrangements or understandings, or any series of related transactions, or Contracts, in each case that are material, between any Parent Entity, on the one hand, and any director or officer of any Parent Entity, on the other hand, except (a) for compensation or other employment arrangements in the Parent’s Ordinary Course, (b) for arrangements contemplated hereby, and/or (c) as disclosed in the ASX Documents.

Section 5.12         Required Vote by Parent Stockholders. The separate votes comprising the Parent Required Vote are the only votes of any class of capital stock of the Parent required by Australian Law, the rules and regulations of the ASX, and the Parent’s Organizational Documents necessary to approve and adopt this Agreement and the Transactions.

Section 5.13         Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no business other than in connection with entering into this Agreement and engaging in the Transactions.

Section 5.14         Brokers. Except for Chardan Capital Markets, LLC, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions that is or will be payable by the Parent or any Parent Subsidiary.

Section 5.15         Ownership of Company Common Stock. Except as set forth in Section 5.15 of the Parent Disclosure Letter, as of the Signing Date, neither the Parent nor any of its Subsidiaries is, nor has any of them during the three years prior to the Signing Date been, the beneficial owner of any shares of Company Common Stock or has “owned” any shares of Company Common Stock within the meaning of Section 203 of the DGCL.

Article 6

OBLIGATIONS

Section 6.1           Interim Operations of the Company.

(a)          During the Pre-Closing Period, except (w) as otherwise expressly required or permitted hereby, (x) with the prior written consent of the Parent (which the Parent shall not unreasonably withhold, delay, or condition), (y) as required by applicable Law, or (z) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall (and shall cause each of the Company Subsidiaries to), subject to Sections 6.1(b) and (c): (i) carry on the Company Business in the Ordinary Course; (ii) use its commercially reasonable efforts to preserve substantially intact each Company Entity’s current business organization; (iii) use its commercially reasonable efforts to keep available the services of such Company Entity’s current officers and key employees and preserve and maintain such Company Entity’s existing relations with such Company Entity’s customers, suppliers, creditors; and (iv) cooperate with the Parent in connection with the Parent’s renegotiation with the respective contract counterparties of the Company Entities.

(b)          During the Pre-Closing Period, except (w) as otherwise expressly required or permitted hereby, (x) with the prior written consent of the Parent (which the Parent shall not unreasonably withhold, delay, or condition), (y) as required by applicable Law, or (z) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not (and shall cause each of the Company Subsidiaries not to):

(i)          enter into any new line of business material to it and its Subsidiaries taken as a whole;

(ii)         make capital expenditures that are more than $25,000 individually or $100,000 in the aggregate;

(iii)        amend, violate, or breach such Company Entity’s Organizational Documents;

(iv)        declare, set aside, or pay any dividend or other distribution, whether payable in cash, stock, or any other property or right, with respect to such Company Entity’s capital stock; except that this Section 6.1(b)(iv) will not prohibit the Company from paying dividends to the Company Series B Preferred Stock Holders in accordance with the Charter;

(v)         (1) adjust, split, combine, or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of, or encumber any shares of capital stock of any class, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements, or (2) redeem, purchase, or otherwise acquire directly or indirectly any of such Company Entity’s capital stock or any other securities or agreements of the type described in the immediately foregoing clause (1), except shares of Company Common Stock that are withheld to satisfy applicable tax withholding requirements; except that (x) the Company is permitted to combine the Company Capital Stock as necessary in order to satisfy Nasdaq continued listing requirements, (y) for the avoidance of doubt, the Company is permitted to issue shares of Company Common Stock to any Company Series B Preferred Stock Holder, Company Option Holder, or Warrant Holder (or any of the foregoing) in connection with the exercise, conversion, or cancellation, as the case might be, of such Holder’s Company B Series Preferred Stock, Company Option, or Warrant, respectively, and (z) this Section 6.1(b)(v) will not prohibit the Company from paying dividends in shares of Company Capital Stock to the Company Series B Preferred Stock Holders in accordance with the Charter;

(vi)        (1) enter into, adopt, amend, renew, or terminate any Benefit Plan or any other benefit plan or arrangement of any Company Entity, (2) except as required by the terms of any Benefit Plan as in effect as of the Signing Date, and except with respect to non-executive officer employees, independent contractors, and consultants in the Ordinary Course, increase in any manner the compensation, bonus, or fringe or other benefits of, or pay any bonus of any kind or amount to, any current or former director, officer, employee, independent contractor, consultant or Affiliate; except that each Company Entity shall not make any equity or equity-based grants, (3) pay any benefit or amount not required under any Benefit Plan or any other benefit plan or arrangement of any Company Entity as in effect on the Signing Date, (4) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee, independent contractor, consultant or Affiliate, (5) except as required to comply with law or with any agreement or policy in existence as of the Signing Date in the Ordinary Course, (A) grant any awards under any bonus, incentive, performance, or other compensation plan or arrangement or Benefit Plan (including the grant of any equity or equity-based awards), (B) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract, or arrangement or Benefit Plan, or (C) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan.

(vii)       enter into any employment Contract (other than at-will employment arrangements), compensation Contract, or change of control Contract with any Person, including any Company Entity’s employees;

(viii)      change in any material respect such Company Entity’s methods of accounting in effect at December 31, 2011, except in accordance with changes in GAAP as concurred with by such Company Entity’s independent auditors;

(ix)         acquire an amount of assets material to the Company by merging or consolidating with, or by purchasing an equity interest in or all or a significant portion of the assets or business of, any Person, or by any other means, other than in the Ordinary Course;

(x)          sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any assets, except for (A) the sale of inventory or the leasing of equipment in the Ordinary Course and (B) sales to non-affiliated Persons in arms’-length transactions for not less than fair market value, not less than book value, and not in excess of $50,000 individually or $250,000 in the aggregate, other than sales of products and assets in the Ordinary Course;

(xi)         mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien (other than Permitted Liens), any Company Assets;

(xii)        pay, discharge, or satisfy any material Liabilities if such payment, discharge, or satisfaction would require any material payment, other than the payment, discharge, or satisfaction of liabilities or obligations in the Ordinary Course or in accordance with the terms of any Material Contract as in effect on the Signing Date, or compromise, settle, or grant any waiver or release relating to any Action;

(xiii)       except pursuant to the terms of any Material Contract as in effect on the Signing Date insofar as such agreement is referenced in Section 4.21, engage in any transaction with, or enter into any Contract with, directly or indirectly, any Company Affiliate (except that, for the purpose of this clause (xiii) only, the term Company Affiliate excludes any employee of any Company Entity, other than directors and executive officers thereof and other than any employees who share the same household as any such directors and executive officers);

(xiv)      except as required by Law, make, change, or revoke any material Tax election, change any annual Tax accounting period, adopt or change any Tax accounting method, file any Return in a manner that is materially inconsistent with past practice, amend any Return, enter into any closing or similar agreement, surrender any right to claim a refund, offset, or other reduction in Taxes, settle any claim made by any Governmental Entity relating to Taxes, consent to any extensions or waivers of the limitations period applicable to any claim for Taxes or Tax assessment, or enter into a Tax Sharing Agreement;

(xv)       adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(xvi)      incur or otherwise become liable with respect to any Indebtedness or enter into any Contracts that obligate any Company Entity to make cash expenditures in excess of $50,000 individually or $250,000 in the aggregate (except in connection with the purchase of products and equipment in the Ordinary Course);

(xvii)     enter into any Contract that materially restrains, limits, or impedes any Company Entity’s ability (or that would materially restrain, limit, or impede the ability of the Parent or any Parent Subsidiary following the Effective Time) to compete with or conduct any business or line of business, including geographic limitations on any Company Entity’s activities (or the activities of the Parent or any Parent Subsidiary following the Effective Time);

(xviii)    enter into any material Contract other than in the Ordinary Course, or modify or amend in any material respect, waive in any material respect, or assign any Company Entity’s rights or claims under, or terminate any material Contract to which any Company Entity is a party;

(xix)       cause or permit, by any act or failure to act, any material Permit to expire or to be revoked, suspended, or modified, or knowingly take any action that causes, or that is reasonably likely to cause, any Governmental Entity to institute proceedings for the suspension, revocation, or adverse modification of any material Permit;

(xx)        fail to maintain any material property in customary repair, order, and condition, consistent with current maintenance policies, ordinary wear and tear excepted;

(xxi)       fail to maintain in full force and effect the existing insurance policies covering the Company Entities or their respective properties, assets, and businesses or replacement policies that are comparable in all material respects, or knowingly take any action that would cause any such policy to terminate or be terminable prior to the expiration of its stated term; or

(xxii)      enter into any Contract to take any of the actions otherwise prohibited by this Section 6.1(b).

(c)          The Company (and, where applicable, the Parent) shall comply, and the Company shall cause the Company Subsidiaries to comply, with the following:

(i)          During the Pre-Closing Period, the Company shall operate the Company Business in accordance with an interim operating plan set forth in Exhibit C (the “Operating Plan”).

(ii)         (1)         The Parent shall appoint and designate one of the Parent’s executive or managing employees as the liaison officer of Parent to oversee and assist in the management of the business of the Company during the Pre-Closing Period (the “Parent Liaison Officer”), with powers and authority as set forth herein. The Parent hereby appoints and designates Carlo Botto as the initial Parent Liaison Officer. The Parent is permitted to remove and replace the Parent Liaison Officer at its discretion, upon five days’ advance written notice to the Company Board (or a designated Company Board Committee). The Parent will use its Reasonable Best Efforts to ensure that a Parent Liaison Officer is designated continuously during the Pre-Closing Period.

(2)         If the Company Board in good faith determines that the Company Board has a material issue with the Parent Liaison Officer, then, after the Company has attempted to resolve such material issue in good faith with the Parent Liaison Officer, the Company Board may send written notice to the Parent’s Managing Director requesting to discuss the material issue related to the Parent Liaison Officer with the Parent’s Managing Director. If, after the Company has attempted to resolve such material issue as described in the immediately foregoing sentence, the Company Board provides such written notice to the Parent’s Managing Director and sends a copy of such notice contemporaneously to James Greer (which the Company Board is permitted to provide to James Greer via email at james.greer@me.com), then a representative of the Parent (other than the Parent Liaison Officer) will acknowledge the receipt of such written notice within a reasonable time frame and respond as the Parent determines, in its sole discretion, is appropriate. The Company acknowledges that, notwithstanding anything to the contrary herein: (A) neither the failure of such representative of the Parent to acknowledge such receipt nor the failure to so respond will entitle the Company to terminate this Agreement; and (B) neither the failure of such representative of the Parent to acknowledge such receipt nor the failure to so respond will entitle the Company to not consummate the Transactions.

(iii)        The Parent Liaison Officer will be available at all reasonable times to communicate, confer and work directly with the Company’s Chief Executive Officer, and with other Company employees as appropriate and as directed by the Company’s Chief Executive Officer, and the Parent Liaison Officer will also communicate directly with and respond to communications and requests from the Company Board (or a designated Company Board Committee) with regard to the management and operations of the Company and the Transactions. For avoidance of doubt, any action taken (or not taken) by the Company with the express authorization of the Parent Liaison Officer (which the Parent Liaison Officer may provide by email) will be deemed to be in compliance with this Section 6.1.

(iv)        No later than 10 days after the end of each calendar month, the Company shall provide a monthly report, in such form and including such information as is mutually determined by the Parent Liaison Officer and the Company’s Chief Executive Officer, to demonstrate the Company’s compliance with the Operating Plan.

(v)         Without limiting the Company’s obligations under Section 6.15, during the Pre-Closing Period, the Company shall use its Reasonable Best Efforts to timely comply with all applicable filing and other requirements of the SEC and Nasdaq.

(vi)        During the Pre-Closing Period, the Company, with the cooperation and support of the Parent, will use its Reasonable Best Efforts to seek and raise sufficient equity capital or other financing (whether through offerings by the Company or by means of capital funding support provided to the Company by the Parent to the extent provided in the immediately following sentence, or any combination thereof) to meet the Company’s liquidity and working capital requirements, and, to the extent the Parent determines is necessary, to maintain the required minimum capitalization to retain the Company’s listing on Nasdaq, all on terms that the Parent determines are appropriate, in its reasonable discretion. Provided that the Company is operating the Company Business in accordance with the Operating Plan and has performed and complied in all material respects with all of the Company’s obligations in this Agreement, including this ARTICLE 6, until the earlier of the (a) Effective Time and (b) the Outside Date, the Parent will provide or cause to be provided sufficient equity capital or other financing to the Company to permit the Company to satisfy (i) the Company’s obligations under this Section 6.1(c) (unless such compliance is waived by the Parent pursuant to this Section 6.1); and (ii) those obligations and liabilities incurred by the Company (A) after the Signing Date (to the extent permitted under Section 6.1(b) and this Section 6.1(c)); and (B) prior to the Signing Date but affirmed by the Parent pursuant to Section 6.1(b) or this Section 6.1(c). For avoidance of doubt, any shares of Company Common Stock issued or issuable pursuant to this Section 6.1(c) will not affect or be included in the Base Company Shares.

(vii)       The Company’s obligations under Section 6.1(a) and 6.1(b) are subject to this Section 6.1(c) (which will control to the extent that there is any conflict between Section 6.1(a) or 6.1(b) (or both) and this Section 6.1(c)).

(d)          For avoidance of doubt, and notwithstanding the Company’s obligations under Section 6.1(a) and 6.1(b), the terms of the Operating Plan and the provisions of Section 6.1(c), the business and affairs of the Company shall remain under the direction of the Company Board (or a designated Company Board Committee). Notwithstanding the provisions of Section 6.1(b), in the event that the Company Board (or a designated Company Board Committee) determines that it is necessary in order to exercise and comply with the Company Board’s fiduciary duties under applicable Law and preserve the continued viability of the Company, then the Company is permitted to issue and sell shares of capital stock (or securities convertible into or exchangeable for shares of capital stock) without the consent of the Parent. In the event that any shares of capital stock of the Company are issued or issuable in reliance on this Section 6.1(d), and without the approval of the Parent contemplated by Section 6.1(c), then the number of shares of Company Common Stock included in the Base Company Shares will be increased by the number of the additional shares of capital stock of the Company so issued or issuable (on a fully-diluted basis).

Section 6.2           Acquisition Proposals.

(a)          Except as provided in this Section 6.2(a) and in Section 6.2(d), the Company shall not (and shall cause the Company Subsidiaries to not), and shall take such reasonable actions to cause (and shall cause the Company Subsidiaries to take such reasonable actions to cause) each Company Entity’s officers, directors, investment bankers, attorneys, accountants, financial advisors, agents, and other representatives (collectively, the “Representatives”) not to, (i) directly or indirectly initiate, solicit, knowingly encourage, or facilitate (including by way of furnishing non-public information) any inquiries with respect to, or the making or submission of, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate or engage in discussions or negotiations with, furnish any non-public information or data relating to any Company Entity or any Company Asset to, or provide access to the properties, books or records of any Company Entity to, any Person that has made an Acquisition Proposal or in contemplation of an Acquisition Proposal. Notwithstanding the immediately foregoing sentence, at any time prior to obtaining the Company Required Vote, the Company and the Company’s Board are permitted to take any actions described in clause (ii) of this Section 6.2(a) with respect to a third party if (w) the Company has received a written Acquisition Proposal from such third party (and such Acquisition Proposal did not result from a breach of this Section 6.2(a), whether by any Company Entity or any Representative (as if all Company Entities and Representatives were bound by this Section 6.2(a))), (x) the Company gives the Parent the notice required by Section 6.2(e), (y) after receiving the advice of its financial advisors, the Company’s Board determines in good faith that such proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (z) the Company’s Board determines in good faith, after consultation with its outside legal counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party is likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; except that (1) the Company shall not deliver any non-public information to such third party without first entering into a confidentiality agreement with such third party on terms no less favorable to the Company than those contained in the Confidentiality Agreement (any such confidentiality agreement with such third party, an “Acceptable Confidentiality Agreement”) and (2) subject to applicable Law, the Company shall make available to the Parent any non-public information concerning any Company Entity that is made available to any other Person or group in connection with any actual or potential Acquisition Proposal that was not previously made available to the Parent, contemporaneously with the delivery of such information to (or as promptly as practicable after such information is delivered to) such Person. Nothing contained in this Section 6.2 will prohibit the Company or the Company’s Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law, including the Company Board’s fiduciary duties; except that compliance with such rules will not permit the Company to make an Adverse Recommendation Change other than in accordance with Section 6.2(d).

(b)          Except as provided in Section 6.2(d) and in Section 6.2(g), each of the Company, the Company’s Board, and each Company Board Committee shall not (i) withdraw or withhold (or amend or modify in a manner adverse to any Buyer Entity), or publicly propose to withdraw or withhold (or amend or modify in a manner adverse to any Buyer Entity), the approval, recommendation, or declaration of advisability by the Company’s Board or any Company Board Committee of this Agreement, the Merger, or any Transactions, (ii) recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any Acquisition Proposal (any action described in the immediately foregoing clauses (i) or (ii), an “Adverse Recommendation Change”).

(c)          Except as provided in Section 6.2(d), the Company shall not (and shall cause the Company Subsidiaries to not), and shall take reasonable actions to cause (and shall cause the Company Subsidiaries to take reasonable actions to cause) each Company Entity’s Representatives not to, execute or enter into any Contract (including any merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement), or any letter of intent, term sheet, memorandum of understanding, or agreement in principle, (i) relating to or that could reasonably be expected to lead to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the penultimate sentence of Section 6.2(a)), or (ii) requiring the Company to abandon, terminate, or fail to consummate the Merger or any of the Transactions.

(d)          Notwithstanding the foregoing set forth in this Section 6.2, at any time prior to obtaining the Company Required Vote, and subject to the Company’s compliance at all times with the provisions of this Section 6.2 and Section 6.4(a), with respect to an Acquisition Proposal, the Company’s Board is permitted to make an Adverse Recommendation Change if (i) a written Acquisition Proposal (that did not result from a breach of Section 6.2(a), whether by any Company Entity or any Representative (as if all Company Entities and Representatives were bound by this Section 6.2(d))) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (ii) the Company’s Board determines in good faith after consultation with its legal and financial advisors that such Acquisition Proposal constitutes a Superior Proposal, (iii) the Company’s Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such an Adverse Recommendation Change is likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, (iv) subject to compliance with applicable Law, the Company provides the Parent three Business Days’ prior written notice of the Company’s intention to make an Adverse Recommendation Change because of such Acquisition Proposal (such notice, a “Notice of Acquisition Proposal”), it being understood that a Notice of Acquisition Proposal does not in itself institute an Adverse Recommendation Change for purposes hereof, which notice must include the information with respect to such Acquisition Proposal that is specified in Section 6.2(e); except that, if there are any material revisions to the Acquisition Proposal (relative to the terms of the Acquisition Proposal as set forth in the Notice of Acquisition Proposal as provided to the Parent), then the Company must provide to the Parent a new Notice of Acquisition Proposal and, if the Company has not made an Adverse Recommendation Change, and subject to compliance with applicable Law, an additional three Business Days following the provision of such new Notice of Acquisition Proposal, and (v) at the end of the three-Business Day period described in the immediately foregoing clause (iv) (including any extension of such period required thereunder), the Company Board again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms hereof that the Parent proposes) that the Acquisition Proposal constitutes a Superior Proposal and that the failure to make such Adverse Recommendation Change is likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. If the Parent proposes to the Company any adjustment or modification of the terms hereof in response to a Notice of Acquisition Proposal, and such proposed adjustment or modification, if implemented, would reverse the determination of the Company Board that the Acquisition Proposal constituted a Superior Proposal, then the Company and Parent shall negotiate in good faith with the Parent to implement such adjustment or modification to the terms hereof and, upon implementation of such adjustment or modification, the Company Board shall not make an Adverse Recommendation Change (or, if already made, will reinstate its recommendation in favor of the Merger and this Agreement, as so adjusted or modified).

(e)          As promptly as practicable after receipt thereof (but in any event within 24 hours after the Company’s receipt thereof), the Company shall (i) advise Parent in writing of any request for non-public information or any Acquisition Proposal received from any Person, or any inquiry, discussions, or negotiations with respect to any Acquisition Proposal, and the material terms of such request, Acquisition Proposal, inquiry, discussions, or negotiations, and (ii) promptly provide to Parent a detailed, written summary of all of the material terms, provisions, and other information set forth in any materials (including any draft agreements) that the Company receives in connection with any Acquisition Proposal (or, at the Company’s election, a copy thereof) and the identity of the Person or group making any such request, Acquisition Proposal, or inquiry or with whom any discussions or negotiations are taking place. The Company shall keep the Parent reasonably informed of the status of any Acquisition Proposals (including disclosing to the Parent the identity of the parties, the price involved, and any material changes to any terms thereof and providing to the Parent detailed, written summaries of all of the material terms, provisions, or other information set forth in any amended or additional documents received from or provided to any Person with respect to such Acquisition Proposal). The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and shall use its reasonable efforts to enforce any such agreement at the request of or on behalf of the Parent.

(f)          Immediately after the execution and delivery hereof, the Company shall (and shall cause the Company Subsidiaries to) instruct the Representatives to cease and terminate any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company shall (i) take the necessary steps to promptly inform the Representatives involved in the Transactions of the obligations undertaken in Section 6.2(a) and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy (and certify such destruction in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

(g)          Nothing in this Agreement will prohibit or restrict the Company’s Board from effecting an Adverse Recommendation Change not involving or relating to an Acquisition Proposal in response to a material adverse development or change in circumstances with respect to the Parent Business occurring or arising after the Signing Date, if (i) the Company’s Board determines in good faith after consultation with its outside legal counsel that not making such Adverse Recommendation Change is likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law (ii) subject to compliance with applicable Law, the Company provides the Parent three Business Days’ prior written notice of the Company’s intention to make public an Adverse Recommendation Change because of such material development or change in circumstances (such notice, a “Notice of Material Development”); and that it is considering such a recommendation change and summarizing in reasonable detail the reasons therefor; and (iii) at the end of the three-Business Day period described in the immediately foregoing clause (ii), the Company Board again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms hereof that the Parent proposes in writing) that failure to make such an Adverse Recommendation Change is likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. If the Parent proposes to the Company any adjustment or modification of the terms hereof in response to a Notice of Material Development, and such proposed adjustment or modification, if implemented, would reverse the determination of the Company Board that it make an Adverse Recommendation Change, then the Company and Parent shall negotiate in good faith (during a period not exceeding three Business days, unless otherwise mutually agreed) with respect to such adjustment or modification to the terms hereof and, upon implementation of such adjustment or modification, the Company Board shall not make an Adverse Recommendation Change (or, if already made, will reinstate its recommendation in favor of the Merger and this Agreement, as so adjusted or modified).

Section 6.3           Access to Information and Properties.

(a)          Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent (as the case might be, the “Permitting Party”) shall, and shall cause each of its Subsidiaries to, afford to the authorized representatives of the other Party (such other Party, the “Accessing Party”), including officers, employees, accountants, counsel, and other representatives of the Accessing Party, at the Accessing Party’s sole expense, reasonable access, during normal business hours during the Pre-Closing Period, to all of the Permitting Party’s properties (including owned or leased real property), Contracts, books, records, data, and personnel and, during the Pre-Closing Period, the Permitting Party shall, and shall cause Permitting Party’s Subsidiaries to, make available to the Accessing Party all information concerning the Permitting Party’s business, properties, and personnel as the Accessing Party might reasonably request. Each Accessing Party shall not access and shall not review the foregoing information in a manner that interferes unreasonably with the operations of the Permitting Party or the Permitting Party’s Subsidiaries or that unreasonably interferes with the prompt discharge by the Permitting Party’s employees of their duties. Representatives of the Accessing Party (including, in the case of Parent, the Parent Liaison Officer), when visiting the premises of the Permitting Party, will at all times conduct themselves in accordance with applicable local law and the reasonable policies and procedures of the Permitting Party.

(b)          Each of the Company and the Parent (as the case might be, the “Indemnifying Party”) shall indemnify and hold harmless the other Party and the other Party’s Subsidiaries (such other Party and such other Party’s Subsidiaries, collectively, the “Indemnified Parties”) from any and all Claims and Liabilities, including costs and expenses for the injury to or death of any of the Indemnified Party’s representatives and any loss or destruction of any property (including Claims or Liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Indemnifying Party or the Indemnifying Party’s Subsidiaries, or their respective representatives, as applicable, during any visit to the business or property of the Indemnifying Party prior to the completion of the Merger (whether pursuant to Section 6.3(a) or otherwise), other than any such Claims and Liabilities arising out of or resulting from the negligence or willful misconduct of the representatives of the Indemnified Party or the Indemnified Party’s Subsidiaries. Each Indemnified Party is hereby made a third-party beneficiary of the rights that would be afforded under this Section 6.3(b) to such Indemnified Party as if such Indemnified Party were an original signatory hereto for such purposes (and only for such purposes).

(c)          During the Pre-Closing Period, the Company shall, and shall cause each Company Subsidiary to, at the request of the Parent or the Parent’s representatives, (i) request such Company Entity’s customers, suppliers, lenders, and other creditors to be available to meet with the Parent and the Parent’s representatives and (ii) cooperate with the Parent and the Parent’s representatives in connection with such meetings and use Reasonable Best Efforts to facilitate such meetings.

(d)          A Party will not be required to provide access to or to disclose information (and will not be required to cause such Party’s Subsidiaries to provide access to or to disclose information) if such access or disclosure would violate or prejudice the rights of such Party’s customers, jeopardize any attorney-client privilege, or contravene any Law or any binding Contract entered into prior to the Signing Date. If such a circumstance arises, then the Company and the Parent shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(e)          During the Pre-Closing Period, the Company shall grant the Parent Liaison Officer full access to the Company headquarters’ offices, and any other real property that any Company Entity leases as the Parent Liaison Officer reasonably requests, and all Company books, records, and personnel during normal business hours, and shall permit the Parent to host authorized Parent representatives at the Company headquarters’ offices, including engineers, advisors and consultants, and lenders and financing sources, at the Parent’s sole risk and expense (subject to Section 6.3(b)) and without unreasonably disrupting Company operations, in order to investigate and assess the management of any Company Entity, as Parent reasonably deems necessary or appropriate (a “Parent Investigation”). The Company shall (and shall cause each Company Subsidiary to) cooperate with the Parent in conducting any such Parent Investigation and, (ii) allow Parent full access to the Company Entities’ respective businesses, the Company Real Property, and the Company Assets.

(f)          The information obtained by any Party or such Party’s representatives pursuant to this Section 6.3 is subject to the Confidentiality Agreement, and, notwithstanding anything to the contrary in this Section 6.3, the extent to which any such representative is entitled to Confidential Information is governed by the Confidentiality Agreement.

(g)          Notwithstanding anything in this Section 6.3 to the contrary, (i) no Party is obligated under Section 6.3 to disclose to any other Party or such other Party’s representatives, or grant such other Party or such other Party’s representatives access to, information that is within the possession or control of such first Party or such first Party’s Subsidiaries but that is not permitted to be disclosed to such other Party or such other Party’s representative pursuant to a binding confidentiality agreement with a third party without first obtaining the consent of such third party, and such other Party, to the extent requested by such first Party, shall use such other Party’s Reasonable Best Efforts to obtain any such consent.

(h)          No investigation by any Party or such Party’s representatives will (or will be deemed to) modify or constitute a waiver of any of the terms hereof (including any representation, warranty, obligation, acknowledgment, or condition hereunder).

Section 6.4           Further Action; Reasonable Best Efforts.

(a)          Subject to the terms hereof, each Party shall use such Party’s Reasonable Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the Transactions, including using Reasonable Best Efforts to satisfy the conditions set forth in Article 7, to obtain, give, or make all necessary Consents, and to effect all necessary registrations and filings. Subject to the terms hereof, each Party shall furnish to the other Parties such necessary information and reasonable assistance as such other Parties reasonably request in connection with the foregoing, and shall provide the other Parties with copies of all filings made by such Party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity, in each case that are filed or supplied in connection herewith.

(b)          Subject to the terms hereof, each Party shall (i) take all actions necessary to ensure that no state takeover Law or similar Law is or becomes applicable to the Transactions and (ii) if any state takeover Law or similar Law becomes applicable to the Transactions, take all action necessary to ensure that the Transactions can be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Law on the Transactions.

(c)          Subject to the terms hereof, each Party shall use such Party’s Reasonable Best Efforts to prevent the entry of, and to cause to be discharged, vacated, or terminated, any order, decree, ruling, or injunction precluding, restraining, enjoining, delaying, or prohibiting consummation of the Merger. If any Governmental Entity issues any such order, decree, ruling, or injunction, or takes any other action that would have the effect of precluding, restraining, enjoining, delaying, or otherwise prohibiting the consummation of the Transactions, then, subject to the terms hereof, each Party shall use such Party’s Reasonable Best Efforts to have such order, decree, ruling, or injunction or other action declared ineffective as soon as practicable.

(d)          Each Party shall (i) give each other Party reasonable advance notice of all meetings with any Governmental Entity relating to the Merger, (ii) give each other Party (or such other Party’s outside counsel) an opportunity to participate in each of such meetings, (iii) provide each other Party with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions, and proposals) to or with a Governmental Entity relating to the Merger, and (iv) promptly provide each other Party with copies of all written communications to or from any Governmental Entity relating to the Merger.

(e)          Notwithstanding the foregoing provisions of this Section 6.4, no Buyer Entity is hereby required to divest or hold separate or in trust (or submit to the imposition of any other conditions or restriction with respect to) any assets or operations of such Buyer Entity or any of such Buyer Entity’s Affiliates or of any Company Entity.

Section 6.5           Proxy Statement; Form F-4; Stockholders’ Meeting.

(a)          As promptly as practicable after the execution and delivery hereof, the Parties shall cooperate in preparing and filing with the SEC, in connection with the Merger, a proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”), the F-4 (in which the Proxy Statement will be included as a prospectus), and, if necessary, any other statement or schedule relating to this Agreement or the Transactions (each of the Proxy Statement, the F-4, and each such other statement or schedule, an “SEC Transaction Document”). Each Party shall use such Party’s Reasonable Best Efforts to furnish the information required to be included by the SEC in any SEC Transaction Document. Each Party shall give the other Parties and their respective counsel a reasonable opportunity to review and comment on the SEC Transaction Documents, including all amendments and supplements thereto, prior to such SEC Transaction Documents being filed with the SEC or disseminated to Company Capital Stock Holders, and shall also give the other Parties and such counsel a reasonable opportunity to review and comment on all responses to requests for additional information and comments received from the SEC prior to revisions to such SEC Transaction Documents being filed with, or sent to, the SEC. Each Party shall use such Party’s Reasonable Best Efforts to cause the F-4 to be declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall as promptly as practicable after the F-4 is declared effective mail the Proxy Statement to the Company Capital Stock Holders.

(b)          If at any time prior to the Effective Time, any Party discovers any event or circumstance relating to any Party or any of such Party’s Affiliates, or any of such Party’s or such Affiliate’s officers or directors, that should be set forth in an amendment to the F-4 or a supplement to the Proxy Statement or other SEC Transaction Document, such Party shall promptly inform the other Parties thereof in writing, and the Parties shall cooperate in preparing and filing such amendment or supplement with the SEC, shall use their respective Reasonable Best Efforts to cause such amendment or supplement to become effective (if applicable) as promptly as possible, and, if necessary, shall mail such amendment or supplement to the Company Capital Stock Holders. Each Party shall ensure that all documents that such Party is responsible for filing with the SEC in connection with the Transactions complies as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act.

(c)          The Company, acting through the Company Board, shall, in accordance with its certificate of incorporation and bylaws, the rules and regulations of Nasdaq, and applicable Law, promptly and duly call, give notice of, convene, and hold, as soon as practicable following the date upon which the F-4 becomes effective (and in no event later than 45 days after such date), a meeting of the Company Capital Stock Holders for the sole purpose of considering and taking action upon this Agreement (such meeting, including any reconvened meeting held following any postponement or adjournment thereof, the “Stockholder Meeting”), and shall, except as otherwise provided in Section 6.2(c), (d), or (g), (i) recommend adoption hereof (the “Company Board Recommendation”) and include in the Proxy Statement such recommendation and (ii) use the Company’s Reasonable Best Efforts to solicit and obtain such adoption and approval. Notwithstanding any Adverse Recommendation Change or the commencement, public proposal, public disclosure, or communication to the Company of any Acquisition Proposal, or any other fact or circumstance, the Company, acting through the Company Board, shall submit this Agreement to the Company Capital Stock Holders at the Stockholder Meeting for the purpose of adopting this Agreement, with such disclosures as are required to be made by applicable Law; except that (x) any such statement or disclosure made that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or disclosure (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act will not be deemed to constitute an Adverse Recommendation Change), and (y) the Company shall not present for approval or adoption any Acquisition Proposal to the Company Capital Stock Holders at the Stockholder Meeting. Following any such Adverse Recommendation Change, the Company is permitted to submit this Agreement to the Company Capital Stock Holders without a recommendation or with a negative recommendation, in which event the Company Board is permitted to communicate the basis for its lack of a recommendation or negative recommendation to the Company Capital Stock Holders in the Proxy Statement or an appropriate amendment or supplement thereto.

(d)          As promptly as practicable after the execution and delivery hereof, the Company shall provide to the Parent (in such reasonable form requested by the Parent), all information regarding the Company Entities and Company securities that is required by the Corporations Act, the ASX Listing Rules, and all regulatory guides of the Australian Securities and Investments Commission application to the Transactions, including all information that is required by the Parent to prepare the Parent Shareholder Meeting Notice of Meeting.

(e)          The Company shall ensure, that none of the information that the Company supplies that is ultimately included or incorporated by reference in (a) the F-4 (at the time the F-4 becomes effective under the Securities Act), (b) the Proxy Statement (on the date mailed to the stockholders of the Company, at the time of the Stockholder Meeting, and at the Effective Time), or (c) any other document filed with any other Governmental Entity in connection herewith (at the time of such filing), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall ensure that the Proxy Statement and the F-4 comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, except that the Company will have no liability with respect to statements made in the F-4 or in the Proxy Statement to the extent that such statements are based on information supplied by any Buyer Entity for inclusion in the Proxy Statement or the F-4, respectively. The Company shall ensure that none of the information that the Company supplies that is ultimately included or incorporated by reference in any Parent Shareholder Meeting Notice of Meeting or in any document lodged with the ASX or filed with any Governmental Entity will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f)          The Parent shall ensure that none of the information that the Parent supplies that is ultimately included or incorporated by reference in (a) the F-4 (at the time the F-4 becomes effective under the Securities Act), (b) the Proxy Statement (at the date mailed to the stockholders of the Company, at the time of the Stockholder Meeting, and at the Effective Time), or (c) any other document filed with any other Governmental Entity in connection herewith (at the time of such filing), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Parent shall ensure that the Proxy Statement and the F-4 comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, except that the Parent will have no liability with respect to statements made in the F-4 or in the Proxy Statement to the extent that such statements are based on information supplied to the Parent or Merger Sub by the Company for inclusion in the Proxy Statement or the F-4, respectively. The Parent shall ensure that the Parent Shareholder Notice of Meeting and documents to be lodged with the ASX will comply as to form in all material respects with the provisions of the Corporations Act, except that no Buyer Entity will have any liability with respect to statements made in the Parent Shareholder Notice of Meeting or documents to be lodged with the ASX to the extent that such statements are based on information supplied to any Buyer Entity by the Company for inclusion in the Parent Shareholder Notice of Meeting or such documents.

Section 6.6           Notification of Certain Matters.

(a)          Each Party shall promptly notify each other Party if at any time (a) any representation or warranty made by such Party hereunder would be untrue or inaccurate in any material respect if made at such time (without regard as to whether such representation or warranty expressly relates to the Signing Date) or (b) such Party fails to comply with or satisfy in any material respect any obligation to be complied with or satisfied by such Party hereunder. No such notification will (or will be deemed to) modify or result in the waiver of any representation, warranty, obligation, acknowledgment, or condition hereunder.

(b)          Each Party shall promptly notify each other Party of any event or circumstance that such Party becomes aware of that is reasonably likely, individually or taken together with all other events and circumstances known to such Party, to result in a Company Material Adverse Change or a Parent Material Adverse Change.

Section 6.7           Directors’ and Officers’ Insurance and Indemnification.

(a)          After the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, subject to applicable Law, comply with the Company’s obligations under the Company’s certificate of incorporation and bylaws and the indemnification agreements between the Company, on the one hand, and the Company’s directors and officers as of or immediately prior to the Effective Time, on the other hand (such directors and officers, collectively, the “Covered Parties”), in each case as in effect immediately prior to the Effective Time and disclosed in Section 6.7 of the Company Disclosure Letter.

(b)          Prior to the Closing, the Company shall purchase, and after the Effective Time the Surviving Corporation shall maintain, directors’ and officers’ liability insurance covering, for a period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the directors and officers of each Company Entity who are currently covered by the Company’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the Signing Date; except that the aggregate of all premiums for such insurance is not required to exceed $200,000, in the aggregate, for such insurance on the Signing Date. If the aggregate of all premiums for such insurance exceeds such maximum amount, then the Surviving Corporation shall purchase as much coverage per policy year as is reasonably available for such maximum amount.

Section 6.8           Publicity.

(a)          On the Signing Date (or, if this Agreement is executed and delivered by all Parties after the close of business in the United States on the Signing Date, then prior to the opening of Nasdaq on the next day), the Parent and the Company shall issue a joint press release with respect to the execution hereof and the Transactions.

(b)          Except as required by applicable Law, prior to the Effective Time, the Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions. Prior to the Effective Time, each Party shall not issue any press release or other public statement concerning the Transactions without first providing the other Parties with a written copy of the text of such release or statement and obtaining the consent of the other Parties to such release or statement (which consent the other Parties shall not unreasonably withhold, delay, or condition). The consent provided for in this Section 6.8 will not be required if the delay would preclude the timely issuance of a press release or public statement required by Law or applicable regulations. The provisions of this Section 6.8 will not be construed as limiting the Parties from communications consistent with the purposes hereof, including seeking the regulatory and stockholder approvals contemplated hereby.

Section 6.9           Stock Exchange Listing. Promptly (after the initial filing of the F-4), the Parent shall apply for listing on Nasdaq, for all Parent Common Shares, including the Parent Common Shares to be issued in the Merger, and shall use its Reasonable Best Efforts to obtain such listing prior to the Effective Time. The Parent shall use its Reasonable Best Efforts to keep the Company reasonably informed with respect to all material developments concerning the listing on Nasdaq.

Section 6.10         Employee Benefits.

(a)          Following the Effective Time, Parent shall honor, fulfill and discharge and shall cause the Surviving Corporation to honor, fulfill and discharge in accordance with their terms all Benefit Plans (as in effect as of the Effective Time and that do not terminate as a consequence of the consummation of the Transaction); provided, however, that nothing herein shall prevent Parent or Surviving Corporation from amending or terminating any Benefit Plans in accordance with the terms of such plans.

(b)          Nothing contained in this Section 6.10 or any other provision of this Agreement shall (i) be construed to create any third-party beneficiary rights in any current, future or former employee (including dependents thereof) of the Parent, Surviving Corporation, any Company Entity, or its ERISA Affiliate, or any person other than the parties to this Agreement or any right to employment or continued employment for any specified period, or to a particular term or condition of employment with Parent, the Surviving Corporation, any Company Entity or its ERISA Affiliate, (ii) require Parent, the Surviving Corporation, any Company Entity or its ERISA Affiliate to continue any specific Benefit Plans, (iii) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, or (iv) limit the ability of any Company Entity or its ERISA Affiliate, or following the Closing, Parent, the Surviving Corporation or any of their respective Subsidiaries, to amend, modify or terminate any Benefit Plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 6.11         Tax Matters. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Merger Sub and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the Merger.

Section 6.12         Company Warrants.

(a)          At the request of the Parent, the Company shall cooperate with the Parent to enter into a Warrant Contract with any one or more Warrant Holders (other than a Signing Date Consenting Stockholder), as designated by the Parent, with respect to one or more Warrants held by such Warrant Holder.

(b)          Prior to the Closing, the Company shall perform the Company’s obligations under each Warrant and each Warrant SPA, except in each case (i) to the extent the Company is required to take or refrain from taking action pursuant to Section 6.1 (except to the extent that the Parent waives such compliance with Section 6.1) or (ii) to the extent that the terms of any such Warrant or any such Warrant SPA have been waived (or deemed waived) pursuant to a Waiver Agreement or otherwise by the Persons to which any such obligation is owed. The Company shall give the Parent notice reasonably in advance of any action that the Company is required to take or refrain from taking under one or more Warrants or one or more Warrant SPAs, but that, pursuant to Section 6.1, the Company is prohibited from taking or refraining from taking (it being understood that the Parent will not be obligated to waive any of the Company’s obligations under Section 6.1).

Section 6.13         Company Options. At the request of the Parent, the Company shall cooperate with the Parent to enter into a Company Option Contract with any one or more Company Option Holders (other than a Signing Date Consenting Stockholder), as designated by the Parent, with respect to one or more Company Options held by such Company Option Holder. The Parties shall use their respective reasonable efforts to ensure that the conversion of any Company Options that are intended to be “incentive stock options” (as defined in Section 422 of the Code) provided for in this Section 6.13(a) be affected in a manner consistent with Section 424(a) of the Code. At the request of the Parent, the Company shall cooperate with the Parent to take all corporate action necessary to effectuate this Section 6.13 and the terms of any such Company Option Contract.

Section 6.14         Confidentiality. The Parties acknowledge that terms of the Confidentiality Agreement remain in force and are not hereby amended or terminated.

Section 6.15         Notices From Nasdaq. The Company shall promptly notify the Parent upon the Company’s receipt of any written or oral communication from Nasdaq regarding the Company’s listing status with Nasdaq. The Company shall timely respond to all requests for additional information from Nasdaq. The Company shall request all extensions, dispensations, waivers, or approvals from Nasdaq necessary in order to continue the listing of the Company Common Stock on Nasdaq. The Company shall provide a copy of all written correspondence between the Company and Nasdaq. If available, the Company shall appeal any de-listing notification or procedure initiated by Nasdaq against the Company. The Company shall confer with the Parent regarding any appeal process and delisting hearing with Nasdaq and, before the Company provides any written responses, appeals, compliance plans, or similar correspondence to Nasdaq, the Company shall first afford the Parent reasonable opportunity to review and comment upon such written responses, appeals, compliance plans, or similar correspondence. Before the Company attends any in-person meeting with Nasdaq, the Company shall afford the Parent the right to have an observer attend such meeting.

Article 7

CONDITIONS

Section 7.1           Conditions to Each Party’s Obligation To Effect the Merger.

The obligation of each Party to consummate the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by all of the Parties) of the following conditions:

(a)          this Agreement and the Transactions have been duly and validly approved and adopted by the Company Required Vote;

(b)          no Governmental Entity has issued, enacted, enforced, entered, or promulgated (or deemed applicable to the Transactions) any Law that remains in effect at the time this condition is invoked, and no Governmental Entity of competent jurisdiction has taken any action that remains in effect at the time this condition is invoked, in each case that temporarily, preliminarily, or permanently restrains, precludes, enjoins, prevents, or otherwise prohibits the consummation of the Transactions, imposes any material restrictions on the Parties with respect to consummation of the Transactions, or makes the Transactions illegal (the occurrence of any of the foregoing, a “Transaction Restricting Event”); except that, prior to invoking this condition, the invoking Party must have first complied with such Party’s obligations under Section 6.4, including using such Party’s Reasonable Best Efforts to have any such Law or action vacated, lifted, or otherwise rendered ineffective;

(c)          the SEC has declared the F-4 effective under the Securities Act, the F-4 is effective immediately prior to the filing of the Certificate of Merger, no stop order suspending such effectiveness has been issued or is in effect, and no proceeding for such purpose is pending before or Threatened by the SEC, and any and all necessary approvals under state securities Laws relating to the issuance or trading of the Parent Common Shares to be issued in connection with the consummation of the Transactions have been received; and

(d)          (i) the Parent Common Share Issue Resolution and the Parent Delisting Resolution have been passed by a duly constituted meeting of the Parent Common Share Holders in accordance with the ASX Listing Rules and the Corporations Act, and this Agreement and the Transactions have been approved by the affirmative vote of the requisite holders of the outstanding shares of Parent Common Shares at the Parent Shareholder Meeting, and (ii) ASX has approved the removal of Parent from the official list of ASX in accordance with ASX Listing Rule 17.11 (either unconditionally or on such terms which are acceptable to Parent in its discretion).

Section 7.2           Conditions to the Obligation of the Company to Effect the Merger.

The obligation of the Company to consummate the Transactions is subject to the satisfaction (or waiver in writing by the Company in its sole discretion) of the following conditions:

(a)          (i) each representation and warranty that is qualified by materiality or by Parent Material Adverse Change is true and correct as written as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date), and (ii) each representation and warranty set forth in Article 5 that is not qualified by materiality or by Parent Material Adverse Change is true and correct in all material respects as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date);

(b)          each Buyer Entity has performed and complied in all material respects with all of such Buyer Entity’s obligations hereunder required hereby to be performed or complied with by such Buyer Entity at or prior to the Closing; and

(c)          the Company has received a certificate signed on behalf of the Parent by the Parent’s Chief Executive Officer and Chief Financial Officer to the effect that the conditions in Sections 7.2(a) and (b) have been satisfied.

Section 7.3           Conditions to Obligations of the Buyer Entities to Effect the Merger.

The obligations of the Buyer Entities to consummate the Transactions is subject to the satisfaction (or waiver in writing by the Buyer Entities in their sole discretion) of the following conditions:

(a)          (i) each representation and warranty of the Company set forth in Sections 4.1, 4.2, and 4.3 (such representations and warranties, collectively the “Core Representations”) is true and correct in all respects as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date), (ii) each representation and warranty set forth in Article 4 other than the Core Representations that is qualified by materiality or by Company Material Adverse Change is true and correct as written as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date), and (iii) each representation and warranty set forth in Article 4 other than the Core Representations that is not qualified by materiality or by Company Material Adverse Change is true and correct in all material respects as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date);

(b)          the Company has performed and complied in all material respects with all of the Company’s obligations hereunder required hereby to be performed or complied with by the Company at or prior to the Closing;

(c)          the Parent has received a certificate signed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that the conditions in Sections 7.3(a) and (b) above have been satisfied;

(d)          either: (i) the Company Common Stock continues to be listed on Nasdaq up until the Effective Time, at which time the Company Common Stock will no longer be listed on Nasdaq; or (ii) if the Company Common Stock is not listed on Nasdaq immediately prior to the Effective Time, then, immediately prior to the Effective Time, the Company Common Stock is quoted on the Over-the-Counter Bulletin Board and there is no Action known to any Party to be pending or Threatened in writing against the Company by Nasdaq or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the quotation of the Company Common Stock on the Over-the-Counter Bulletin Board; and

(e)          the Waiver Agreements are each in full force and effect and there is no breach or default thereunder by the Company.

Article 8

TERMINATION

Section 8.1           Termination.

Notwithstanding anything herein to the contrary, this Agreement can be terminated and the Merger can be abandoned at any time prior to the Effective Time, whether before or after obtaining the Company Required Vote (except as expressly provided otherwise below):

(a)          by the mutual written consent of the Parent and the Company;

(b)          by the Company or the Parent upon written notice to the other, if:

(i)          the Merger has not been consummated on or before October 31, 2012 (the “Outside Date”); except that: (A) if (x) the Merger has not been consummated by the Outside Date by reason of the non-satisfaction of the conditions set forth in Section 7.1(d) and (y) all other conditions set forth in ARTICLE 7 have been satisfied (other than those conditions that, by their nature, can be satisfied only upon the occurrence of the Closing) or, to the extent not prohibited by applicable Law, waived, then the Outside Date will be December 31, 2012; (B) the Company is not entitled to terminate this Agreement pursuant to this clause (i) if the Company’s material breach of one or more of the Company’s obligations hereunder or the material inaccuracy of one or more of the Company’s representations or warranties hereunder is the cause of or results in the failure of the Merger to occur on or before the Outside Date; and (C) the Parent is not entitled to terminate this Agreement pursuant to this clause (i) if the Parent’s material breach of one or more of its obligations hereunder is the cause of or results in the failure of the Merger to occur on or before the Outside Date;

(ii)         any Transaction Restricting Event occurs and is in effect at the time of termination hereof, but only if the terminating Party first complies with such Party’s obligations under Section 6.4, including using such Party’s Reasonable Best Efforts to have any Law or action that has resulted in such Transaction Restricting Event vacated, lifted, or otherwise rendered ineffective;

(iii)        the stockholders of the Company fail to approve and adopt this Agreement and the Transactions by the Company Required Vote at the Stockholder Meeting.

(iv)        (A) any representation or warranty of the non-terminating Party is inaccurate as of the Signing Date, but only if the condition set forth in Section 7.2(a) (with respect to inaccuracies in any of the Buyer Entity’s representations or warranties) or Section 7.3(a) (with respect to inaccuracies in any of the Company’s representations or warranties) would not be satisfied were such inaccuracy to continue to be in existence as of the Closing, and (B) with respect to any representation or warranty of the non-terminating Party that is accurate as of the Signing Date, such representation or warranty later becomes (as if made as of a date of determination) inaccurate, but only if the condition set forth in Section 7.2(a) (with respect to inaccuracies in any of the Buyer Entity’s representations or warranties) or Section 7.3(a) (with respect to inaccuracies in any of the Company’s representations or warranties) would not be satisfied were such inaccuracy to continue to be in existence as of the Closing, and such representation or warranty (I) is incapable of being made to be accurate, (II) by its nature or timing cannot reasonably be made to be accurate by the Outside Date, or (III) if such representation or warranty can be made accurate, is not made accurate within 10 Business Days after the terminating Party provides written notice to the non-terminating Party of such inaccuracy; except that neither the Company nor the Parent will be entitled to terminate this Agreement pursuant to this Section 8.1(b)(iv) if the Company (if the Company is the Party seeking termination) or any Buyer Entity (if the Parent is the Party seeking termination) is then in material breach of such terminating Party’s obligations hereunder or if any representation or warranty of such terminating Party hereunder is materially inaccurate;

(v)         (A) if a Party breaches any of such Party’s obligations hereunder such that, at such time, the condition set forth in Section 7.2(b) (with respect to breaches of the Parent’s obligations) or Section 7.3(b) (with respect to breaches of the Company’s obligations) would not be satisfied were such breach to continue to be in existence as of the Closing and (B) either (I) such breach is not cured within ten Business Days after the breaching Party receives written notice thereof from the terminating Party or (II) such breach, by its nature, cannot be cured before the Outside Date; except that:

(1)         clause (B) of this Section 8.1(b)(v) will not apply with respect to any breach by the Company of any of the Company’s obligations under Section 6.1(b)(iii) or 6.12(b) that entitles (whether with or without notice, the passage of time, or both) any Person that is a Company Series B Preferred Stock Holder (whether in such Person’s capacity as such a Holder or in such Person’s capacity as a Warrant Holder) to a right (including the right to require the Company to redeem shares of Company Series B Preferred Stock) that results in, or is reasonably likely to result in, a Liability of the Company (including any cash payment by the Company) in an amount exceeding $100,000 (in the aggregate when considered with other such breaches of Section 6.1(b)(iii) or 6.12(b)), except to the extent that (x) such right has been waived (but only for so long as such right has been waived) or (y) such breach has been cured such that no such Person has such right (it being understood that nothing in this clause (1) will constitute a waiver of any rights of any Company Series B Preferred Stock Holder (except to the extent that any such rights have been waived under the Waiver Agreement to which such Company Series B Preferred Stock Holder is a party)); and

(2)         neither the Company nor the Parent will be entitled to terminate this Agreement pursuant to this Section 8.1(b)(v) if the Company (if the Company is the Party seeking termination) or any Buyer Entity (if the Parent is the Party seeking termination) is then in material breach of such terminating Party’s obligations hereunder or if any representation or warranty of such terminating Party hereunder is materially inaccurate;

(c)          by Parent, upon written notice to the Company if:

(i)          prior to obtaining the Company Required Vote, (A) an Adverse Recommendation Change occurs or (B) the Company Board fails to publicly reaffirm the Company Board Recommendation within four Business Days after the Company receives a written request therefor from the Parent at any time after an Acquisition Proposal has been made publicly and not publicly rejected by the Company Board;

(ii)         the Company breaches any of the Company’s obligations under Section 6.2;

(iii)        the Company Board makes an Adverse Recommendation Change in accordance with Section 6.2 because of a Superior Proposal;

(iv)        any Company Entity: (A) makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver, or trustee for its or a substantial part of such Company Entity’s assets; (B) voluntarily commences any proceeding under any Debtor Relief Laws; (C) has any petition filed, or any proceeding commenced against it, in which an adjudication is made or order for relief is entered or that remains undismissed for a period of 30 days; (D) has a receiver, custodian, or trustee appointed for all or a substantial part of such Company Entity’s property; or (E) takes any action effectuating, approving, or consenting to any of the events described in the immediately foregoing clauses (A) through (D); except that the Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(iv) if the Parent is then in material breach of its obligations hereunder; or

(v)         any Waiver Agreement is not in full force and effect or there is an uncured breach or default by the Company under any Waiver Agreement.

Section 8.2           Effect of Termination. If this Agreement is terminated pursuant to and in accordance with this Article 8, then this Agreement will immediately become void, with no liability or obligation on the part of the Parties or their respective employees, officers, directors, shareholders, representatives, advisors, agents or Affiliates, except as set forth in this Section 8.2 and Section 8.3; except that (a) Sections 6.3(b), 6.3(f), 6.14 and 8.3, this Section 8.2, Article 9, Exhibit A (as applicable for interpretation and administration of the foregoing surviving provisions), and the Confidentiality Agreement will not be terminated thereby and (b) such termination will not operate to relieve any Party from liability with respect to such Party’s willful violation of any provision hereof prior to such termination.

Section 8.3           Remedies.

(a)          The Company shall pay to the Parent, in accordance with Section 8.3(c), a fee of $350,000 if the Parent terminates this Agreement pursuant to Section 8.1(b)(iv), 8.1(b)(v), 8.1(c)(ii), 8.1(c)(iv), or 8.1(c)(v).

(b)          If the Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iii) or if the Parent terminates this Agreement pursuant to Section 8.1(c)(i) or 8.1(c)(iii), then the Company shall pay to the Parent, in accordance with Section 8.3(d), a fee equal to the greater of (i) $500,000 and (ii) the amount of expenses that the Parent has incurred in connection with the Transactions, including legal and financial advisor fees.

(c)          The Company shall pay any amount due under Section 8.3(a) or Section 8.3(b) to Parent by wire transfer of same-day funds promptly after the termination hereof.

Section 8.4           Procedure for Termination. In order for the Company or the Parent, as the case might be, to terminate this Agreement pursuant to Section 8.1, the terminating Party must provide written Notice of such termination to the non-terminating Party specifying the provision or provisions hereof pursuant to which such termination is effected, and such termination will be effective (subject to the other provisions of this Article 8) at the time when such terminating Party has provided such Notice to the non-terminating Party.

Article 9

MISCELLANEOUS

Section 9.1           Definitions. Capitalized terms used and not otherwise defined herein have the respective meanings given to them in Exhibit A.

Section 9.2           Notices. To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval, or other communication (any of the foregoing, a “Notice”) that is given pursuant hereto:

(a)          must be in writing and will be deemed given only as follows: (i) on the date established by the sender as having been delivered personally; (ii) on the date delivered to the recipient Party by a private, internationally recognized, overnight courier, as established by the sender by evidence obtained from the courier; (iii) if sent by facsimile to the recipient Party, then upon confirmation of transmission thereof and (1) if such transmission is received during normal business hours of the recipient, then on the date of such transmission as indicated in such confirmation, and (2) if such transmission is not received during normal business hours of the recipient, then on the next Business Day after the date of such transmission as indicated in such confirmation; (iv) if a Notice is delivered in portable document format (.pdf) as an attachment to an email addressed to a recipient Party, then at the time at which the confirmation of receipt is generated by the recipient Party opening the email message (and creating a record of receipt of the transmission) or receipt of such email message is otherwise acknowledged by the recipient Party; and

(b)          must be addressed (depending upon the method of notice) as follows:

If to the Company, then to:

Westinghouse Solar, Inc.

1475 South Bascom Avenue, Suite 101

Campbell, CA 95008

Attention: Margaret Randazzo

Facsimile: (408) 371-5105

Email: mrandazzo@westinghousesolar.com

with a required copy (the delivery of which will not constitute notice to the Company) to:

DLA Piper LLP

2000 University Avenue

East Palo Alto, CA 94303

Attention: Brad Rock, Esq.

Facsimile: (650) 687-1191

Email: brad.rock@dlapiper.com

If to any Buyer Entity, then to:

CBD Energy Limited

Suite 2, Level 2

53 Cross Street Double Bay

Sydney NSW 2028

Attention: Gerry McGowan

Facsimile: +61-2-9363-9955

Email: gerrymcgowan@me.com

with a required copy (the delivery of which will not constitute notice to such Buyer Entity) to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attention: Yvan-Claude Pierre, Esq.

Facsimile: (212) 521-5450

Email: ypierre@reedsmith.com

Notwithstanding the foregoing contact information set forth in this Section 9.2, a Party is permitted to validly deliver a Notice pursuant hereto to such other address or to the attention of such other or additional Person or Persons as the recipient Party has specified by prior Notice (in accordance with this Section 9.2) to the sending Party (or, in the case of counsel, to such other readily, ascertainable business address as such counsel might hereafter maintain). If more than one method for sending Notice as set forth above is used, then the earliest notice date established as set forth in this Section 9.2 will control for purposes of determining when such Notice is deemed to have been given.

Section 9.3           Amendments; Waivers.

(a)          This Agreement can be amended if, and only if, such amendment is in writing and is signed by each Party; except that, after the Company Required Vote is obtained, this Agreement cannot be amended without the further requisite approval of the Company’s stockholders if such amendment (i) would require a stockholder vote under applicable Law or under the Company’s listing agreement with Nasdaq or (ii) alters or changes (1) the Merger Consideration, or (2) any terms of the Transactions in a manner that materially and adversely affects, or would reasonably be expected to materially and adversely affect, the Company’s stockholders.

(b)          No waiver by any Party of such Party’s rights, powers, or privileges hereunder, will be binding against any other Party. No such waiver by a Party, and no failure or delay by any Party in exercising any of such Party’s rights, powers, or privileges hereunder, will be enforceable against such Party unless such waiver was given in a written instrument signed by such Party. The waiver by any Party of any of such Party’s rights, powers, or privileges hereunder arising because of any claimed breach, default, or misrepresentation under or with respect to a provision hereof, whether intentional or not, will not thereby extend (and will not be deemed to thereby extend) to any prior separate or subsequent breach, default, or misrepresentation, respectively, by such Party or by another Party and will not affect in any way any rights, powers, or privileges arising by virtue of any such separate prior or subsequent occurrence. No single or partial exercise of a Party’s rights, powers, or privileges under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder or otherwise.

Section 9.4           Remedies Cumulative. Except as provided in Article 8, all rights and remedies hereunder are cumulative and in addition to, and not in lieu of, any other remedies available to any Party at law, in equity, or otherwise.

Section 9.5           Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and the Buyer Entities, on the other hand, shall bear their respective costs and expenses in connection with the negotiation, preparation, execution, and delivery hereof and of the Ancillary Documents, and in connection with the performance of such Party’s obligations hereunder, under the Ancillary Documents, and in connection with the Transactions, including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties, whether or not the Transactions are consummated. Each Party’s respective rights and obligations under this Section 9.5 are subject to any rights or obligations of such Party arising from an Order in respect of a Breach hereof by any Party.

Section 9.6           Assignment. Each Party shall not, and shall not purport to, assign any of such Party’s rights hereunder or delegate any of such Party’s obligations hereunder (and shall not enter into any Contract that requires any such assignment or delegation) without the prior written consent of each other Party, and any such purported assignment or delegation without obtaining such written consent will be void ab initio; except that, prior to the Closing and without obtaining the consent of the Company, each Buyer Entity is permitted to assign any of such Buyers Entity’s rights hereunder or delegate any of such Buyers Entity’s obligations hereunder to one or more of the Parent’s direct or indirect wholly owned Subsidiaries, on the conditions that (i) any such assignment does not affect the Merger Consideration or the obligations of Parent to provide for payment of the Merger Consideration and (ii) any such assignment does not delay or impede the consideration of the Transactions.

Section 9.7           Governing Law. This Agreement is governed by, and is to be interpreted and enforced in accordance with, the internal Laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8           Consent to Jurisdiction and Venue. Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of, and venue in, any federal court located within the City of New York in the State of New York (any such court, a “Permitted Court”) for the purposes of any Suit arising out of this Agreement or any of the Transactions, and in each case the appropriate appellate courts therefrom, and each Party shall not commence any such Suit in a court other than any Permitted Court. Service of any process, summons, notice, or document by personal delivery or by U.S. registered mail to a Party’s address set forth in Section 9.2 (or such other address if changed in accordance with Section 9.2) will be effective service of process for any such Suit. Each Party (a) hereby irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of this Agreement or any Transaction in any Permitted Court, and (b) hereby irrevocably and unconditionally waives any objection that such Party might now or in the future have, and shall not plead or claim, that any such Suit brought in any Permitted Court has been brought in an inconvenient forum. A judgment in any Suit is permitted to be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.9           Counterparts. Each Party is permitted to execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Each Party is permitted to deliver this Agreement to the other Parties by means of delivery of one or more counterpart signature pages via facsimile or as an attachment in portable document format (.pdf) to an email addressed to the recipient Party. Any photographic copy, photocopy, or similar reproduction of this Agreement, any electronic file of this Agreement in portable document format (.pdf), or any copy of this Agreement delivered by facsimile transmission, in each case with all signatures reproduced on one or more sets of signature pages, will be considered as if it were manually executed.

Section 9.10         No Third-Party Beneficiaries. Except as provided in Section 6.3(b), no provision hereof is intended to confer, will not confer, and will not be deemed to confer benefits, rights, or remedies upon any Person other than upon the Parties, their respective successors, and their respective permitted assigns.

Section 9.11         Entire Agreement. This Agreement and the Ancillary Documents (a) are a final, complete, and exclusive statement of the agreement and understanding of the Parties with respect of the subject matter hereof and the Transactions, (b) collectively constitute the entire agreement of the Parties with respect to the subject matter hereof and the Transactions, and (c) supersede, merge, and integrate herein any prior and contemporaneous negotiations, discussions, representations, understandings, and agreements between any of the Parties (including the Term Sheet), whether oral or written, with respect to the subject matter hereof and the Transactions.

Section 9.12         Captions. Titles, captions, and headings included herein are for convenience of reference only and do not affect the meaning, construction, or interpretation hereof or of any provision hereof.

Section 9.13         Severability. If any portion or provision hereof is to any extent determined to be illegal, invalid, or unenforceable by a court of competent jurisdiction, then the remainder hereof, and the application of such portion or provision in circumstances other than those as to which it is so determined to be illegal, invalid, or unenforceable, as applicable, will not be affected thereby. Without limiting the generality of the immediately foregoing sentence, if any portion or provision hereof is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal, or functional coverage, then such provision will be deemed to extend only over the maximum geographic, temporal, and functional scope as to which such court determines it is permitted to be enforceable.

Section 9.14         Interpretation; Construction.

(a)          Except as otherwise expressly provided this Agreement (including the definitions provided in Exhibit A): (i) in instances in which a word or phrase is defined herein, each of the other grammatical forms of such word or phrase has a correlative meaning; (ii) the terms “hereof,” “herein,” “hereunder,” “hereby,” “hereto,” “herewith,” and words of import similar to any of the foregoing are to be construed to refer to this Agreement as a whole and not to any particular Section or provision of this Agreement; (iii) a reference herein to an “Article,” “Section,” “Exhibit,” preamble, or recital is a reference to an article, section, exhibit, preamble, or recital, respectively, of or to this Agreement; (iv) the words “include,” “includes,” and “including” as used herein are deemed to be followed by the words “without limitation” and the canon of construction ejusdem generis is not to be applied with respect to the construction thereof; (v) the term “Dollars” and the symbol “$” mean United States dollars; except that the symbol “A$” means Australian dollars; (vi) all accounting terms used herein and not defined herein have the respective meanings given to them under GAAP; (vii) the word “Affiliate” when used herein has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act; and (viii) the phrase “beneficial ownership” and words of similar import when used herein have the meaning ascribed to them in Rule 13d-3 under the Exchange Act.

(b)          Unless otherwise expressly provided herein: (i) any reference to a Contract (including this Agreement) and all other contractual instruments is a reference to such Contract or instrument (including all exhibits, schedules, annexes, indices, appendices, and other attachments thereto) as the same may be amended or otherwise modified in accordance with the terms thereof, in each case through the Signing Date, except that the rule of construction set forth in this clause (i) does not apply to Contracts that are listed or that are required to be listed in any Disclosure Letter; and (ii) any reference to a Law is a reference to all statutory and regulatory provisions and rules consolidating, amending, replacing, supplementing, or interpreting such Law, in each case through the Signing Date.

(c)          If a Party has an obligation hereunder to not permit another Person to take any action, then such Party is deemed to have a concurrent obligation to cause such other Person, to the extent such Party is capable of exercising Control over the actions of such other Person, to cease taking such action (if applicable) and to refrain from taking such action.

(d)          The Parties have participated jointly in the negotiation and drafting hereof, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship hereof is not to affect the construction and interpretation hereof.

Section 9.15         Time is of the Essence. Time is of the essence with respect to all dates and time periods set forth or referred to herein.

Section 9.16         Signed Writings. Emails, including emails that bear an electronic “signature block” identifying the sender, do not constitute signed writings for purposes hereof.

Section 9.17         Business Day. If any date by which an action is to be taken hereunder falls on a date that is not a Business Day, then such date is deemed to refer to the first Business Day after such date.

Section 9.18         Attachments. All attachments hereto (including all schedules, exhibits, annexes, appendices, and indices hereto) are made a part hereof.

Section 9.19         Equitable Relief. Each Party acknowledges that the rights of each other Party hereunder and with respect hereto are special, unique, and of extraordinary character and that, if a Party breaches or threatens to breach any of such Party’s obligations hereunder, then each other Party (a) might experience irreparable harm as a result thereof and might be without an adequate remedy at law with respect thereto and (b) is permitted (except to the extent the satisfaction of such obligation has been waived by such non-breaching Party in accordance with the terms hereof), in addition to any remedies for damages or other relief, to institute and prosecute an action in any court of competent jurisdiction (subject to Section 9.8) for equitable relief (including specific performance, a temporary restraining order, and an injunction), without the requirement to post a bond.

Section 9.20         Effectiveness. This Agreement will become effective as of the Signing Date only when each Party has delivered a counterpart signature page signed by such Party to each other Party.

Section 9.21         Relationship. Nothing herein creates or implies (and will not create or imply): (a) a partnership, joint venture, or other commercial relationship between the Parties; (b) the authority for any Party to act as the agent or representative of any other Party; (c) an agreement or commitment by any Party to sell, license, purchase, acquire, develop, or use the products or services of any other Party; or (d) an encouragement to any Party to expend funds or other resources in the development of products or services.

Section 9.22         Waiver of Jury Trial. To the extent permitted by Law, each Party irrevocably and unconditionally waives any right that such Party might have to a trial by jury in any Suit arising out of or relating to this Agreement, the Ancillary Documents, or the transactions contemplated hereby and thereby. Each Party acknowledges that: (a) such Party has considered the implications of the waiver in this Section 9.22; (b) such Party will continue to rely upon the waiver in this Section 9.22 in such Party’s future dealings arising out of or relating to this Agreement, the Ancillary Documents, or the transactions contemplated hereby and thereby; and (c) this provision is a material inducement for such Party to enter into this Agreement and to consummate the Transactions.

Section 9.23         Survival. The representations and warranties of each Party made herein or in any Disclosure Letter, certificates or other documents delivered prior to or as of the Effective Time will survive until (but not beyond) the Effective Time. The Buyer Entities’ respective obligations (and the obligations of the Surviving Corporation after the Merger) will survive the Effective Time without limitation (except for those obligations that, by their express terms, contemplate a shorter survival period).

Section 9.24         No Other Representations or Warranties.

(a)          Except for the representations and warranties contained in Article 4, neither the Company nor any other Person makes, and the Company disclaims, any other representations or warranties (whether express or implied) on behalf of any Company Affiliate in connection with this Agreement or the Transactions. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, the Parent, their Affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender, or other advisor of Merger Sub, the Parent or their Affiliates (including any opinion, information, or advice that might have been provided to any such person by any representative of the Company or any other Person or contained in the files or records of the Company), wherever and however made, including any projections, forecasts, or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

(b)          Except for the representations and warranties contained in Article 5, neither the Parent, Merger Sub, nor any other Person makes, and the Parent and Merger Sub disclaims, any other representations or warranties (whether express or implied) on behalf of any Parent Affiliate in connection with this Agreement or the Transactions. The Parent and Merger Sub disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to the Company, any Company Affiliate, or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender, or other advisor of the Company or any Company Affiliate (including any opinion, information, or advice that might have been provided to any such person by any representative of the Parent, Merger Sub, or any other Person or contained in the files or records of the Parent or Merger Sub), wherever and however made, including any projections, forecasts, or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

[Signature page follows]

The Parties are signing this Agreement as of the Signing Date.

Westinghouse Solar, Inc.

By:	/s/ Margaret R. Randazzo
Name: Margaret R. Randazzo
Title: Chief Financial Officer

CBD Energy Limited

By:	/s/ G.P. McGowan
Name: G.P. Mc Gowan
Title: Director

CBD-WS Merger Sub, INC.

/s/ G.P. McGowan
Name: G.P. McGowan
Title: President